Filed pursuant to Rule 424(b)(3)

Registration No. 333-267838

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated April 28, 2023)

GORILLA TECHNOLOGY GROUP INC.

PRIMARY OFFERING OF

1,273,125 ORDINARY SHARES UNDERLYING WARRANTS

14,000,000 ORDINARY SHARES UNDERLYING THE CONTINGENT VALUE RIGHTS

SECONDARY OFFERING OF

64,403,803 ORDINARY SHARES,
1,273,125 WARRANTS TO PURCHASE ORDINARY SHARES
3,000,000 CLASS A CONTINGENT VALUE RIGHTS
OF
GORILLA TECHNOLOGY GROUP INC.

This prospectus supplement updates and supplements the prospectus dated April 28, 2023 (the “Prospectus”), which forms a part of the registration statement on Form F-1 (No. 333-267838) filed with the Securities and Exchange Commission on April 28, 2023 by Gorilla Technology Group Inc., a Cayman Islands exempted company (“Gorilla”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K, filed with the Securities and Exchange Commission on August 17, 2023 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate relates to (A) issuance from time to time by Gorilla, of up to (i) 1,273,125 ordinary shares, par value $0.0001 per share (the “ordinary shares”), issuable upon exercise of warrants (the “warrants”) to purchase our ordinary shares at an exercise price of $11.50 per share and (ii) 14,000,000 ordinary shares underlying the CVRs (as defined in the Prospectus) and (B) the resale, from time to time, by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest of up to an aggregate of (i) 64,403,803 ordinary shares, (ii) 1,273,125 warrants to purchase ordinary shares at an exercise price of $11.50 per share and (iii) 3,000,000 Class A CVRs (as defined in the Prospectus). Our registration of the ordinary shares covered by this prospectus does not mean that either we or the Selling Securityholders will offer or sell, as applicable, any of the ordinary shares. The Selling Securityholders may offer and sell the ordinary shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the ordinary shares in the section entitled “Plan of Distribution” in the Prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our ordinary shares and warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “GRRR” and “GRRRW,” respectively. On August 15, 2023, the last reported sale price of our ordinary shares on Nasdaq was $1.80 per share and the last reported sale price of our warrants on Nasdaq was $0.12.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus is correct as of any time after the date of that information.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus and the risks set forth in Exhibit 99.5 of the Report.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 17, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2023

Commission File Number: 001-41448

Gorilla Technology Group Inc.

(Translation of registrant’s name into English)

Meridien House

42 Upper Berkeley Street

Marble Arch

London, United Kingdom W1H 5QJ

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒       Form 40-F ☐

Explanatory Note

On August 17, 2023, Gorilla Technology Group Inc., a Cayman Islands exempted company (the “Company”), entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”). In accordance with the terms of the Sales Agreement, the Company may issue and sell, from time to time, ordinary shares, through Cantor, acting as agent or principal. Sales of ordinary shares, if any, will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act. Under the Sales Agreement, Cantor is not required to sell any specific amount but will act as the Company’s sales agent using commercially reasonable efforts consistent with each of their normal trading and sales practices, on mutually agreed terms. The Company plans to file a prospectus intended to cover the offering, issuance and sale of ordinary shares in at the market offerings as contemplated by the Sales Agreement.

A copy of the Sales Agreement is filed with this Report of Foreign Private Issuer on Form 6-K as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Sales Agreement is qualified in its entirety by reference to the full text of the Sales Agreement filed with this Report of Foreign Private Issuer on Form 6-K.

The Company is hereby also submitting disclosure in connection with (i) unaudited consolidated financial statements of the Company for the six month periods ended June 30, 2023 and 2022, which is attached as Exhibit 99.2 hereto and incorporated by reference herein, (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations for the six month periods ended June 30, 2023 and 2022, which is attached as Exhibit 99.3 hereto and incorporated by reference herein, (iii) certain information relating to the Company’s previously announced contract with the Government of Egypt, which is attached as Exhibit 99.4 hereto and incorporated by reference herein, and (iv) additional risk factor disclosure, which is attached as Exhibit 99.5 hereto and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gorilla Technology Group Inc.

Date: August 17, 2023	By:	/s/ Jayesh Chandan
	Name:	Jayesh Chandan
	Title:	Chief Executive Officer (Principal Executive Officer)

2

Exhibit Index

Exhibit	Description
99.1	Controlled Equity Offering Sales Agreement, dated as of August 17, 2023, by and between the Company and Cantor.

99.2	Unaudited consolidated financial statements of the Company for the six-month periods ended June 30, 2023 and 2022.

99.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six-month periods ended June 30, 2023 and 2022.

99.4	Certain information relating to the Company’s contract with the Government of Egypt.

99.5	Additional risk factor disclosure.

3

Exhibit 99.1

Gorilla Technology Group Inc.
Ordinary Shares

(par value $0.0001 per share)

Controlled Equity Offering

Sales Agreement

August 17, 2023

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

Gorilla Technology Group Inc., a company organized under the laws of the Cayman Islands (the “Company”), confirms its agreement (this “Agreement”) with Cantor Fitzgerald & Co., (the “Agent”), as follows:

1.	Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, ordinary shares (the “Placement Shares”) of the Company, par value $0.0001 per share (the “Ordinary Shares”); provided, however, that in no event shall the Company issue or sell through the Agent such number or dollar amount of Placement Shares that would (a) exceed the number or dollar amount of Ordinary Shares registered on the effective Registration Statement (defined below) pursuant to which the offering is being made, (b) exceed the number of authorized but unissued Ordinary Shares (less Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (c) exceed the number or dollar amount of Ordinary Shares permitted to be sold under Form F-3 (including General Instruction I.B.6 thereof, if applicable) or (d) exceed the number or dollar amount of Ordinary Shares for which the Company has filed a Prospectus Supplement (defined below) (the lesser of (a), (b), (c) and (d), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the amount of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that the Agent shall have no obligation in connection with such compliance. The offer and sale of Placement Shares through the Agent will be effected pursuant to the Registration Statement (as defined below) to be filed by the Company, and which will be declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue Ordinary Shares.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder (the “Securities Act Regulations”), with the Commission a registration statement on Form F-3, including a base prospectus, relating to certain securities, including the Placement Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. The Company has prepared a prospectus or a prospectus supplement to the base prospectus included as part of the registration statement, which prospectus or prospectus supplement relates to the Placement Shares to be issued from time to time by the Company (the “Prospectus Supplement”). The Company will furnish to the Agent, for use by the Agent, copies of the prospectus included as part of such registration statement, as supplemented, by the Prospectus Supplement, relating to the Placement Shares to be issued from time to time by the Company. The Company may file one or more additional registration statements from time to time that will contain a base prospectus and related prospectus or prospectus supplement, if applicable (which shall be a Prospectus Supplement), with respect to the Placement Shares. Except where the context otherwise requires, such registration statement(s), including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act Regulations or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act Regulations, is herein called the “Registration Statement.” The base prospectus or base prospectuses, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented, if necessary, by the Prospectus Supplement, in the form in which such prospectus or prospectuses and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act Regulations, together with the then issued Issuer Free Writing Prospectus(es), if any, is herein called the “Prospectus.”

Any reference herein to the Registration Statement, Prospectus Supplement, Prospectus or any Issuer Free Writing Prospectus (as defined below) shall be deemed to refer to and include the documents, if any, incorporated by reference therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Prospectus Supplement, the Prospectus or any Issuer Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act on or after the most-recent effective date of the Registration Statement, or the date of the Prospectus Supplement, Prospectus or such Issuer Free Writing Prospectus, as the case may be, and incorporated therein by reference. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include the most recent copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval system, or if applicable, the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”).

2.	Placements. Each time that the Company wishes to issue and sell Placement Shares hereunder (each, a “Placement”), it will notify the Agent by email notice (if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto reply, or by other method mutually agreed to in writing by the parties) of the number of Placement Shares to be issued, the time period during which sales are requested to be made, any limitation on the number of Placement Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), the form of which is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 3 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from the Agent set forth on Schedule 3, as such Schedule 3 may be amended from time to time. The Placement Notice shall be effective immediately upon receipt by the Agent unless and until (i) the Agent declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares, either the Maximum Amount under this Agreement, under the relevant Prospectus Supplement or pursuant to a Placement Notice thereunder have been sold, (iii) the Company suspends or terminates the Placement Notice or (iv) this Agreement has been terminated under the provisions of Section 12. The amount of any discount, commission or other compensation to be paid by the Company to the Agent in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 2. It is expressly acknowledged and agreed that neither the Company nor the Agent will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to the Agent and the Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3.	Sale of Placement Shares by the Agent. Subject to the provisions of Section 5(a), the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the The Nasdaq Stock Market LLC (the “Exchange”), to sell the Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Agent will provide written confirmation to the Company no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to the Agent pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by the Agent (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales. Subject to the terms of the Placement Notice, the Agent may sell Placement Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act Regulations, including sales made directly on or through the Exchange or any other existing trading market for the Ordinary Shares, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law. Notwithstanding the foregoing, these restrictions shall not apply to bona fide transactions executed by the Agent on behalf and at the direction of any of their third party customer accounts. In the event the Company engages the Agent for a sale of Ordinary Shares in a Placement that would constitute a “distribution,” within the meaning of Rule 100 of Regulation M under the Exchange Act or a “block” within the meaning of Rule 10b-18(a)(5) under the Exchange Act, the Company will provide the Agent, at the Agent’s request and upon reasonable advance notice to the Company, on or prior to the Settlement Date (as defined below) the opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 7 hereof, each dated the Settlement Date, and such other documents and information as the Agent shall reasonably request, and the Company and the Agent will agree to compensation that is customary for the Agent with respect to such transaction. “Trading Day” means any day on which Ordinary Shares is traded on the Exchange.

4.	Suspension of Sales. The Company or the Agent may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 3, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 3), suspend any sale of Placement Shares (a “Suspension”); provided, however, that such Suspension shall not affect or impair any party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. While a Suspension is in effect any obligation under Sections 7(l), 7(m), and 7(n) with respect to the delivery of certificates, opinions, or comfort letters to the Agent, shall be waived. Each of the parties agrees that no such notice under this Section 4 shall be effective against any other party unless it is made to one of the individuals named on Schedule 3 hereto, as such Schedule may be amended from time to time. Notwithstanding any other provision of this Agreement, during any period in which the Company is in possession of material non-public information, the Company and the Agent agree that (i) no sale of Placement Shares will take place, (ii) the Company shall not request the sale of any Placement Shares, and (iii) the Agent shall not be obligated to sell or offer to sell any Placement Shares.

5.	Sale and Delivery to the Agent; Settlement.

(a)	Sale of Placement Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon the Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law, regulations and the rules of the Exchange to sell such Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that the Agent will be successful in selling Placement Shares, (ii) the Agent will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law, regulations and the rules of the Exchange to sell such Placement Shares as required under this Agreement and (iii) the Agent shall be under no obligation to purchase Placement Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Agent and the Company.

(b)	Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The Agent shall notify the Company of each sale of Placement Shares no later than the opening of the Trading Day immediately following the Trading Day on which it has made sales of Placement Shares hereunder. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Agent, after deduction for (i) the Agent’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, and (ii) any transaction fees imposed by any Governmental Authority in respect of such sales.

(c)	Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting the Agent’s or its designee’s account (provided the Agent shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Agent will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date (other than as a result of a failure by the Agent to provide instructions for delivery), then the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Section 10(a) hereto, it will (i) hold the Agent harmless against any loss, claim, damage, or reasonable and documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company or its transfer agent (if applicable) and (ii) pay to the Agent any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

(d)	Denominations; Registration. Certificates for the Placement Shares, if any, shall be in such denominations and registered in such names as the Agent may request in writing at least two full Business Days (as defined below) before the Settlement Date. The certificates for the Placement Shares, if any, will be made available by the Company for examination and packaging by the Agent in The City of New York not later than noon (New York time) on the Business Day prior to the Settlement Date. Notwithstanding the foregoing, the Agent shall not request the issuance of share certificates in any event so long as the Company issues Ordinary Shares solely in book-entry form.

(e)	Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the aggregate gross sales proceeds of Placement Shares sold pursuant to this Agreement would exceed the lesser of (A) together with all sales of Placement Shares under this Agreement, the Maximum Amount and (B) the amount authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to the Agent in writing. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee. Further, under no circumstances shall the Company cause or permit the aggregate offering amount of Placement Shares sold pursuant to this Agreement to exceed the Maximum Amount.

6.	A. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with the Agent that as of the date of this Agreement and as of each Applicable Time (as defined below), unless such representation, warranty or agreement specifies a different date or time:

(a)	Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the applicable conditions set forth in Form F-3 (including General Instructions I.A and I.B) under the Securities Act. The Registration Statement has been filed with the Commission and will be declared effective by the Commission under the Securities Act prior to the issuance of any Placement Notices by the Company. The Prospectus Supplement will name the Agent as the agent in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Placement Shares as contemplated hereby meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus, and any such amendments or supplements and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to Agent and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Placement Shares, will not distribute any offering material in connection with the offering or sale of the Placement Shares other than the Registration Statement and the Prospectus and any Issuer Free Writing Prospectus (as defined below) to which the Agent has consented. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are currently listed on the Exchange under the trading symbol “GRRR.” The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act, delisting the Ordinary Shares from the Exchange, nor has the Company received any notification that the Commission or the Exchange is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Exchange.

(b)	No Misstatement or Omission.

(i)	The Registration Statement, when it became or becomes effective, and the Prospectus, and any amendment or supplement thereto, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Settlement Date, the Registration Statement and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. The Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendment and supplement thereto, on the date thereof and at each Applicable Time (defined below), did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in the Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Agent in writing specifically for use in the preparation thereof, it being understood and agreed that the only such information furnished by the Agent to the Company consists of “Agent Information” as defined below.

(ii)	Conformity with the Securities Act and Exchange Act. The Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement thereto, and the documents incorporated by reference in the Registration Statement, the Prospectus or any amendment or supplement thereto, when such documents were or are filed with the Commission under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

(c)	Financial Information. The consolidated financial statements of the Company included or incorporated by reference in the Registration Statement, the Prospectus and the Issuer Free Writing Prospectuses, if any, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the subsidiaries as of the dates indicated and the consolidated statements of comprehensive loss, cash flows and changes in equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with International Financial Reporting Standards (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); the other financial and statistical data with respect to the Company and the subsidiaries contained or incorporated by reference in the Registration Statement, the Prospectus and the Issuer Free Writing Prospectuses, if any, are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement, or the Prospectus that are not included or incorporated by reference as required; the Company and the subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Registration Statement (excluding the exhibits thereto), and the Prospectus; and all disclosures contained or incorporated by reference in the Registration Statement, the Prospectus and the Issuer Free Writing Prospectuses, if any, regarding “non-IFRS financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus, when required to be filed by the Company under the Exchange Act, fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(d)	Conformity with EDGAR Filing. The Prospectus delivered to the Agent for use in connection with the sale of the Placement Shares pursuant to this Agreement will be identical to the versions of the Prospectus created to be transmitted to the Commission for filing via EDGAR, except to the extent permitted by Regulation S-T.

(e)	Organization. The Company and each of its Subsidiaries (as defined below) are duly organized, validly existing as a corporation and in good standing under the laws of their respective jurisdictions of organization. The Company and each of its Subsidiaries are duly licensed or qualified as a foreign corporation for transaction of business and in good standing under the laws of each other jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such license or qualification, and have all corporate power and authority necessary to own or hold their respective properties and to conduct their respective businesses as described in the Registration Statement and the Prospectus, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect or would reasonably be expected to have a material adverse effect on or affecting the assets, business, operations, earnings, properties, condition (financial or otherwise), prospects, stockholders’ equity or results of operations of the Company and the Subsidiaries taken as a whole, or prevent or materially interfere with consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

(f)	Subsidiaries. The subsidiaries set forth on Schedule 4 (collectively, the “Subsidiaries”), are the Company’s only significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission). Except as set forth in the Registration Statement and in the Prospectus, the Company owns, directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the Subsidiaries are validly issued and are fully paid, nonassessable and free of preemptive and similar rights. No Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

(g)	No Violation or Default. Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries are subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any Governmental Authority, except, in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, no other party under any material contract or other agreement to which it or any of its Subsidiaries is a party is in default in any respect thereunder where such default would have a Material Adverse Effect.

(h)	No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the Free Writing Prospectuses, if any (including any document deemed incorporated by reference therein), there has not been (i) any Material Adverse Effect or the occurrence of any development that the Company reasonably expects will result in a Material Adverse Effect, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, which is material to the Company and the Subsidiaries taken as a whole, (iv) any material change in the capital stock or outstanding long-term indebtedness of the Company or any of its Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary, other than in each case above in the ordinary course of business or as otherwise disclosed in the Registration Statement or Prospectus (including any document deemed incorporated by reference therein).

(i)	Capitalization. The issued and outstanding capital stock of the Company have been validly issued, are fully paid and nonassessable and, other than as disclosed in the Registration Statement or the Prospectus, are not subject to any preemptive rights, rights of first refusal or similar rights. The Company has an authorized, issued and outstanding capitalization as set forth in the Registration Statement and the Prospectus as of the dates referred to therein (other than the grant of additional options under the Company’s existing stock option plans, or changes in the number of outstanding Ordinary Shares of the Company due to the issuance of shares upon the exercise or conversion of securities exercisable for, or convertible into, Ordinary Shares outstanding on the date hereof) and such authorized capital stock conforms to the description thereof set forth in the Registration Statement and the Prospectus. The description of the securities of the Company in the Registration Statement and the Prospectus is complete and accurate in all material respects. Except as disclosed in or contemplated by the Registration Statement or the Prospectus, as of the date referred to therein, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or exchangeable for, or any contracts or commitments to issue or sell, any capital stock or other securities.

(j)	Authorization; Enforceability. The Company has full legal right, power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

(k)	Authorization of Placement Shares. The Placement Shares, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, will be duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim (other than any pledge, lien, encumbrance, security interest or other claim arising from an act or omission of the Agent or a purchaser), including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Placement Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

(l)	No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale by the Company of the Placement Shares, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws or by the by-laws and rules of the Financial Industry Regulatory Authority (“FINRA”) or the Exchange in connection with the sale of the Placement Shares by the Agent.

(m)	No Preferential Rights. Except as set forth in the Registration Statement and the Prospectus, (i) no person, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act (each, a “Person”), has the right, contractual or otherwise, to cause the Company to issue or sell to such Person any Ordinary Shares or shares of any other capital stock or other securities of the Company, (ii) no Person has any preemptive rights, resale rights, rights of first refusal, rights of co-sale, or any other rights (whether pursuant to a “poison pill” provision or otherwise) to purchase any Ordinary Shares or shares of any other capital stock or other securities of the Company, (iii) no Person has the right to act as an underwriter or as a financial advisor to the Company in connection with the offer and sale of the Ordinary Shares, and (iv) no Person has the right, contractual or otherwise, to require the Company to register under the Securities Act any Ordinary Shares or shares of any other capital stock or other securities of the Company, or to include any such shares or other securities in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Placement Shares as contemplated thereby or otherwise.

(n)	Independent Public Accounting Firm. PricewaterhouseCoopers, Taiwan (the “Accountant”), whose report on the consolidated financial statements of the Company is filed with the Commission as part of the Company’s most recent Annual Report on Form 20-F filed with the Commission and incorporated by reference into the Registration Statement and the Prospectus, are and, during the periods covered by their report, were an independent registered public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States). To the Company’s knowledge, the Accountant is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company.

(o)	Enforceability of Agreements. All agreements between the Company and third parties expressly referenced in the Prospectus (other than such agreements that have expired by their terms or whose termination is disclosed in the Registration Statement and the Prospectus) are legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles, and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof.

(p)	No Litigation. Except as set forth in the Registration Statement or the Prospectus, there are no actions, suits or proceedings by or before any Governmental Authority pending, nor, to the Company’s knowledge, any audits or investigations by or before any Governmental Authority to which the Company or a Subsidiary is a target or subject of an investigation or to which any property of the Company or any of its Subsidiaries is the subject that, individually or in the aggregate, would have a Material Adverse Effect and, to the Company’s knowledge, no such actions, suits, proceedings, audits or investigations are threatened or contemplated by any Governmental Authority or threatened by others; and (i) there are no current or pending audits or investigations, actions, suits or proceedings by or before any Governmental Authority that are required under the Securities Act to be described in the Prospectus that are not so described; and (ii) there are no contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement that are not so filed.

(q)	Consents and Permits. Except as disclosed in the Registration Statement and the Prospectus, the Company and its Subsidiaries have made all filings, applications and submissions required by, possesses and is operating in compliance with, all approvals, licenses, certificates, certifications, clearances, consents, grants, exemptions, marks, notifications, orders, permits and other authorizations issued by, the appropriate federal, state or foreign Governmental Authority (including, without limitation, any foreign, federal, state, provincial, court or local government or regulatory authorities including self-regulatory organizations) necessary for the ownership or lease of their respective properties or to conduct its businesses as described in the Registration Statement and the Prospectus (collectively, “Permits”), except for such Permits the failure of which to possess, obtain or make the same would not have a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Permits, except where the failure to be in compliance would not have a Material Adverse Effect; all of the Permits are valid and in full force and effect, except where any invalidity, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any written notice relating to the limitation, revocation, cancellation, suspension, modification or non-renewal of any such Permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course. The Company and each Subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor any Subsidiary has received, or has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Effect.

(r)	Regulatory Filings. Except as disclosed in the Registration Statement and the Prospectus, neither the Company nor any of its Subsidiaries has failed to file with the applicable Governmental Authorities any required filing, declaration, listing, registration, report or submission, except for such failures that, individually or in the aggregate, would not have a Material Adverse Effect; except as disclosed in the Registration Statement and the Prospectus, all such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable laws when filed and no deficiencies have been asserted by any applicable regulatory authority with respect to any such filings, declarations, listings, registrations, reports or submissions, except for any deficiencies that, individually or in the aggregate, would not have a Material Adverse Effect. The Company has operated and currently is, in all material respects, in compliance with all applicable rules and regulations, and other federal, state, local and foreign Governmental Authority exercising comparable authority.

(s)	Intellectual Property. Except as disclosed in the Registration Statement and the Prospectus, the Company and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), necessary for the conduct of their respective businesses as now conducted except to the extent that the failure to own, possess, license or otherwise hold adequate rights to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus (i) there are no rights of third parties to any such Intellectual Property owned by the Company and its Subsidiaries; (ii) to the Company’s knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property (other than relating to prosecution of Intellectual Property); (v) there is no pending or, to the Company’s knowledge, threatened action, suit or proceeding or claim by others against the Company and its Subsidiaries before any governmental authority that the Company and its Subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of others; and (vi) to the Company’s knowledge, there is no third-party U.S. patent or published U.S. patent application which contains claims for which an Interference Proceeding (as defined in 35 U.S.C. § 135) has been commenced against any patent or patent application described in the Prospectus as being owned by or licensed to the Company; and (vii) the Company and its Subsidiaries have complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or such Subsidiary, and all such agreements are in full force and effect (except for such agreements which have been terminated), except, in the case of any of clauses (i)-(vii) above, for any such infringement by third parties or any such pending or threatened suit, action, proceeding or claim as would not, individually or in the aggregate, result in a Material Adverse Effect.

(t)	Market Capitalization. At the time the Registration Statement will be originally declared effective, and at the time the Company’s most recent Annual Report on Form 20-F was filed with the Commission, the Company will meet the then applicable requirements for the use of Form F-3 under the Securities Act, including, but not limited to, General Instruction I.B.1of Form F-3. The aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Securities Act Rule 144, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) (the “Non-Affiliate Shares”), was equal to or greater than $75.0 million (calculated by multiplying (x) the highest price at which the common equity of the Company closed on the Exchange within 60 days of the date of this Agreement times (y) the number of Non-Affiliate Shares). The Company is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in Instruction I.B.5 of Form F-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.

(u)	FINRA Matters. The information provided to the Agent by the Company, its counsel, and its officers and directors for purposes of the Agent’ compliance with applicable FINRA rules in connection with the offering of the Placement Shares is true, complete, and correct and compliant with FINRA’s rules.

(v)	No Material Defaults. Neither the Company nor any of the Subsidiaries has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would have a Material Adverse Effect. The Company has not filed a report pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of its last Annual Report on Form 20-F, indicating that it (i) has failed to pay any dividend or sinking fund installment on preferred stock or (ii) has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would have a Material Adverse Effect.

(w)	Certain Market Activities. Neither the Company, nor any of the Subsidiaries, nor any of their respective directors, officers or controlling persons has taken, directly or indirectly, any action designed, or that has constituted or would reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Placement Shares.

(x)	Broker/Dealer Relationships. Neither the Company nor any of the Subsidiaries (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).

(y)	No Reliance. The Company has not relied upon the Agent or legal counsel for the Agent for any legal, tax or accounting advice in connection with the offering and sale of the Placement Shares.

(z)	Taxes. The Company and each of its Subsidiaries have filed all federal, state, local and foreign tax returns which have been required to be filed and paid all taxes shown thereon through the date hereof, to the extent that such taxes have become due and are not being contested in good faith, except where the failure to so file or pay would not have a Material Adverse Effect. Except as otherwise disclosed in or contemplated by the Registration Statement or the Prospectus, no tax deficiency has been determined adversely to the Company or any of its Subsidiaries which has had, or would have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of any federal, state or other governmental tax deficiency, penalty or assessment which has been or might be asserted or threatened against it which would have a Material Adverse Effect.

(aa)	Title to Real and Personal Property. Except as set forth in the Registration Statement or the Prospectus, the Company and its Subsidiaries have good and marketable title in fee simple to all items of real property owned by them, good and valid title to all personal property described in the Registration Statement or Prospectus as being owned by them, in each case free and clear of all liens, encumbrances and claims, except those matters that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or (ii) would not, individually or in the aggregate, have a Material Adverse Effect. Any real or personal property described in the Registration Statement or Prospectus as being leased by the Company and any of its Subsidiaries is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company or any of its Subsidiaries or (B) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the properties of the Company and its Subsidiaries complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to such properties), except if and to the extent disclosed in the Registration Statement or Prospectus or except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect. None of the Company or its subsidiaries has received from any Governmental Authority any notice of any condemnation of, or zoning change affecting, the properties of the Company and its Subsidiaries, and the Company knows of no such condemnation or zoning change which is threatened, except for such that would not reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect, individually or in the aggregate.

(bb)	Environmental Laws. Except as set forth in the Registration Statement or the Prospectus, the Company and its Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the Registration Statement and the Prospectus; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, have a Material Adverse Effect.

(cc)	Disclosure Controls. The Company and each of its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions, including receipts and expenditures, are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) its policies and procedures provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets, including the comparison of the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting (other than as set forth in the Prospectus). Since the date of the latest audited financial statements of the Company included in the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting (other than as set forth in the Prospectus). The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and designed such disclosure controls and procedures to ensure that material information relating to the Company and each of its Subsidiaries is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Annual Report on Form 20-F or Report of Foreign Issuer on Form 6-K, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within ninety (90) days prior to the filing date of the Form 20-F for the fiscal year most recently ended (such date, the “Evaluation Date”). The Company presented in its Form 20-F for the fiscal year most recently ended the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date and the disclosure controls and procedures are effective. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Securities Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(dd)	Sarbanes Oxley. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the Commission. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(ee)	Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated, except as may otherwise exist with respect to the Agent pursuant to this Agreement.

(ff)	Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is threatened which would result in a Material Adverse Effect.

(gg)	Investment Company Act. Neither the Company nor any of the Subsidiaries is or, after giving effect to the offering and sale of the Placement Shares, will be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(hh)	Operations. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Company or its Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ii)	Off-Balance Sheet Arrangements. There are no transactions, arrangements and other relationships between and/or among the Company, and/or any of its affiliates and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity (each, an “Off-Balance Sheet Transaction”) that could reasonably be expected to affect materially the Company’s liquidity or the availability of or requirements for its capital resources, including those Off-Balance Sheet Transactions described in the Commission’s Statement about Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Release Nos. 33-8056; 34-45321; FR-61), required to be described in the Prospectus which have not been described as required.

(jj)	Underwriter Agreements. The Company is not a party to any agreement with an agent or underwriter for any other “at the market” or continuous equity transaction.

(kk)	ERISA. To the knowledge of the Company, (i) each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and any of its Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and (iii) for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

(ll)	Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) (a “Forward-Looking Statement”) contained in the Registration Statement and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(mm)	Agent Purchases. The Company acknowledges and agrees that the Agent has informed the Company that the Agent may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Ordinary Shares for its own account while this Agreement is in effect, provided, that the Company shall not be deemed to have authorized or consented to any such purchases or sales by the Agent.

(nn)	Margin Rules. Neither the issuance, sale and delivery of the Placement Shares nor the application of the proceeds thereof by the Company as described in the Registration Statement and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(oo)	Insurance. The Company and each of its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company and each of its Subsidiaries reasonably believe are adequate for the conduct of their properties and as is customary for companies engaged in similar businesses in similar industries.

(pp)	No Improper Practices. (i) Neither the Company nor the Subsidiaries, nor any director or officer of the Company or any Subsidiary nor, to the Company’s knowledge, any employee, agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, in the past five (5) years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of applicable law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any applicable law or of the character required to be disclosed in the Prospectus; (ii) no relationship, direct or indirect, exists between or among the Company or any Subsidiary or any affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or any Subsidiary, on the other hand, that is required by the Securities Act to be described in the Registration Statement and the Prospectus that is not so described; (iii) no relationship, direct or indirect, exists between or among the Company or any Subsidiary or any affiliate of them, on the one hand, and the directors, officers, or stockholders of the Company or any Subsidiary, on the other hand, that is required by the rules of FINRA to be described in the Registration Statement and the Prospectus that is not so described; (iv) except as described in the Registration Statement and the Prospectus, there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or any Subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; and (v) the Company has not offered, or caused any placement agent to offer, Ordinary Shares to any person with the intent to influence unlawfully (A) a customer or supplier of the Company or the Subsidiaries to alter the customer’s or supplier’s level or type of business with the Company or any Subsidiary or (B) a trade journalist or publication to write or publish favorable information about the Company or the Subsidiaries or any of their respective products or services, and, (vi) neither the Company nor the Subsidiaries nor, any director or officer of the Company or any Subsidiary nor, to the Company’s knowledge, any employee, agent, affiliate or other person acting on behalf of the Company or any Subsidiary has (A) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Laws”), (B) promised, offered, provided, attempted to provide or authorized the provision of anything of value, directly or indirectly, to any person for the purpose of obtaining or retaining business, influencing any act or decision of the recipient, or securing any improper advantage; or (C) made any payment of funds of the Company or any Subsidiary or received or retained any funds in violation of any Anti-Corruption Laws.

(qq)	Status Under the Securities Act. The Company was not and is not an ineligible issuer as defined in Rule 405 under the Securities Act at the times specified in Rules 164 and 433 under the Securities Act in connection with the offering of the Placement Shares.

(rr)	No Misstatement or Omission in an Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus, as of its issue date and as of each Applicable Time (as defined in Section 23 below), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any incorporated document deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by the Agent specifically for use therein.

(ss)	No Conflicts. Neither the execution of this Agreement, nor the issuance, offering or sale of the Placement Shares, nor the consummation of any of the transactions contemplated herein and therein, nor the compliance by the Company with the terms and provisions hereof and thereof will conflict with, or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the terms of any contract or other agreement to which the Company may be bound or to which any of the property or assets of the Company is subject, except (i) such conflicts, breaches or defaults as may have been waived and (ii) such conflicts, breaches and defaults that would not have a Material Adverse Effect; nor will such action result (x) in any violation of the provisions of the organizational or governing documents of the Company, or (y) in any material violation of the provisions of any statute or any order, rule or regulation applicable to the Company or of any Governmental Authority having jurisdiction over the Company.

(tt)	Sanctions. (i) The Company represents that, neither the Company nor any of its Subsidiaries (collectively, the “Entity”) or, any director or officer nor, to the Company’s knowledge, any employee, agent, affiliate or representative of the Entity, is a government, individual, or entity (in this paragraph (vv), “Person”) that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (as amended, collectively, “Sanctions”), nor located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea Region of the Ukraine) (the “Sanctioned Countries”). The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering Ordinary Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person(s) to fund or facilitate any activities or business of or with any Person, or in any country or territory that, at the time of such funding or facilitations, is a Sanctioned Country in a manner that will result in the violation of Sanctions by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past 5 years, it has not engaged in is not now engaging in, and will not engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or is or was a Sanctioned Country.

(uu)	Stock Transfer Taxes. On each Settlement Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Placement Shares to be sold hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

(vv)	Compliance with Laws. The Company and each of its Subsidiaries are in compliance with all applicable laws, regulations and statutes (including all environmental laws and regulations) in the jurisdictions in which it carries on business; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations and statutes, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would materially adversely affect the business of the Company or the business or legal environment under which the Company operates.

(ww)	Statistical and Market-Related Data. The statistical, demographic and market-related data included in the Registration Statement and Prospectus are based on or derived from sources that the Company believes to be reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

(xx)	Cybersecurity. The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including all “Personal Data” (defined below) and all sensitive, confidential or regulated data (“Confidential Data”) used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); (v) any “personal information” as defined by the California Consumer Privacy Act (“CCPA”); and (vi) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. There have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems, Confidential Data, and Personal Data and to the protection of such IT Systems, Confidential Data, and Personal Data from unauthorized use, access, misappropriation or modification.

(yy)	Compliance with Data Privacy Laws. The Company and its subsidiaries are, and at all prior times were, in material compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation HIPAA, CCPA, and the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) (collectively, the “Privacy Laws”). To ensure compliance with the Privacy Laws, the Company has in place, complies with, and takes appropriate steps to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, processing, disclosure, handling, and analysis of Personal Data and Confidential Data (the “Policies”). The Company has at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Company further certifies that neither it nor any subsidiary: (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

(zz)	Emerging Growth Company Status. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (an “Emerging Growth Company”).

(aaa)	Any certificate signed by an officer of the Company and delivered to the Agent or to counsel for the Agent pursuant to or in connection with this Agreement shall be deemed to be a representation and warranty by the Company, as applicable, to the Agent as to the matters set forth therein.

7.	Covenants of the Company. The Company covenants and agrees with the Agent that:

(a)	Registration Statement Amendments. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by the Agent under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act or similar rule), (i) the Company will notify the Agent promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus related to the Placement Shares or for additional information related to the Placement Shares, (ii) the Company will prepare and file with the Commission, promptly upon the Agent’s request, any amendments or supplements to the Registration Statement or Prospectus that, in the Agent’s reasonable opinion and in the advice of the Company’s legal counsel, may be necessary or advisable in connection with the distribution of the Placement Shares by the Agent (provided, however, that the failure of the Agent to make such request shall not relieve the Company of any obligation or liability hereunder, or affect any Agent’s right to rely on the representations and warranties made by the Company in this Agreement and provided, further, that the only remedy the Agent shall have with respect to the failure to make such filing shall be to cease making sales under this Agreement until such amendment or supplement is filed); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Shares or a security convertible into the Placement Shares (other than an Incorporated Document) unless a copy thereof has been submitted to the Agent within a reasonable period of time before the filing and the Agent has not reasonably objected in writing within two (2) Business Days thereto (provided, however, that (A) the failure of the Agent to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect any Agent’s right to rely on the representations and warranties made by the Company in this Agreement and provided, further, that the only remedy the Agent shall have with respect to the failure by the Company to obtain such consent shall be to cease making sales under this Agreement) and the Company will furnish to the Agent at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act or, in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed (the determination to file or not file any amendment or supplement with the Commission under this Section 7(a), based on the Company’s reasonable opinion or reasonable objections, shall be made exclusively by the Company).

(b)	Notice of Commission Stop Orders. The Company will advise the Agent, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued. The Company will advise the Agent promptly after it receives any request by the Commission for any amendments to the Registration Statement or any amendment or supplements to the Prospectus or any Issuer Free Writing Prospectus or for additional information related to the offering of the Placement Shares or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.

(c)	Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by the Agent under the Securities Act with respect to the offer and sale of the Placement Shares, (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act or similar rule), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If the Company has omitted any information from the Registration Statement pursuant to Rule 430B under the Securities Act, it will use its best efforts to comply with the provisions of and make all requisite filings with the Commission pursuant to said Rule 430B and to notify the Agent promptly of all such filings. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify the Agent to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance; provided, however, that the Company may delay any such amendment or supplement if, in the reasonable judgment of the Company, it is in the best interests of the Company to do so.

(d)	Listing of Placement Shares. Prior to the date of the first Placement Notice, the Company will use its reasonable best efforts to cause the Placement Shares to be listed on the Exchange.

(e)	Delivery of Registration Statement and Prospectus. The Company will furnish to the Agent and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as the Agent may from time to time reasonably request and, at the Agent’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to the Agent to the extent such document is available on EDGAR.

(f)	Earnings Statement. To the extent not otherwise available on EDGAR, the Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.

(g)	Use of Proceeds. The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”

(h)	Notice of Other Sales. Without the prior written consent of the Agent, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Ordinary Shares (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Ordinary Shares, warrants or any rights to purchase or acquire, Ordinary Shares during the period beginning on the fifth (5th) Trading Day immediately prior to the date on which any Placement Notice is delivered to Agent hereunder and ending on the fifth (5th) Trading Day immediately following the final Settlement Date with respect to Placement Shares sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Placement Shares covered by a Placement Notice, the date of such suspension or termination); and will not directly or indirectly engage in any other “at the market” or continuous equity transaction offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Ordinary Shares (other than the Placement Shares offered pursuant to this Agreement) or securities convertible into or exchangeable for Ordinary Shares, warrants or any rights to purchase or acquire, Ordinary Shares prior to the termination of this Agreement; provided, however, that such restrictions will not apply in connection with the Company’s issuance or sale of (i) Ordinary Shares, options to purchase Ordinary Shares, restricted share units or other share awards or Ordinary Shares issuable upon the exercise of options, pursuant to any stock option or benefits plan, stock ownership plan or dividend reinvestment plan (but not Ordinary Shares subject to a waiver to exceed plan limits in its dividend reinvestment plan) of the Company whether now in effect or hereafter implemented, (ii) Ordinary Shares issuable upon conversion of securities or the exercise of warrants, options or other rights in effect or outstanding, and disclosed in filings by the Company available on EDGAR or otherwise in writing to the Agent, (iii) Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares as consideration for mergers, acquisitions, other business combinations or strategic alliances occurring after the date of this Agreement which are not issued for capital raising purposes, and (iv) Ordinary Shares or securities exercisable, convertible into or exchangeable for Ordinary Shares to be issued in a registered direct offering involving the Agent or any of its designees, successors or affiliates, as underwriter, initial purchaser or agent.

(i)	Change of Circumstances. The Company will, at any time during the pendency of a Placement Notice advise the Agent promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to the Agent pursuant to this Agreement.

(j)	Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by the Agent or their representatives in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as the Agent may reasonably request.

(k)	Required Filings Relating to Placement of Placement Shares. The Company shall disclose, in a Report of Foreign Issuer on Form 6-K reporting its interim results for the first six months of its financial year and in its annual report on Form 20-F to be furnished or filed, as the case may be, by the Company with the Commission from time to time, the number of the Placement Shares sold through the Agent under this Agreement, and the net proceeds to the Company from the sale of the Placement Shares pursuant to this Agreement during the relevant six month period or, in the case of an Annual Report on Form 20-F, during the fiscal year covered by such Annual Report. The Company agrees that on such dates as the Securities Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act (each and every filing date under Rule 424(b), a “Filing Date”), which prospectus supplement will set forth, within the relevant period, the amount of Placement Shares sold through the Agent, the Net Proceeds to the Company and the compensation payable by the Company to the Agent with respect to such Placement Shares, and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

(l)	Representation Dates; Certificate. (1) Prior to the date of the first Placement Notice and (2) each time the Company:

(i)	files the Prospectus relating to the Placement Shares or amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Shares) the Registration Statement or the Prospectus relating to the Placement Shares by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares;

(ii)	files an annual report on Form 20-F under the Exchange Act (including any Form 20-F/A containing amended audited financial information or a material amendment to the previously filed Form 20-F);

(iii)	files a report on Form 6-K under the Exchange Act containing its unaudited interim financial statements for the first six months of its financial year, which report shall indicate that it is incorporated by reference into the Registration Statement and Prospectus; or

(iv)	files a report on Form 6-K under the Exchange Act containing amended financial information that is material to the offering of securities of the Company in the reasonable discretion of the Agent, in which case such report shall indicate that it is incorporated by reference into the Registration Statement and Prospectus (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”); the Company shall furnish the Agent (but in the case of clause (iv) above only if any Agent reasonably determines that the information contained in such Report of Foreign Issuer on Form 6-K is material) with a certificate dated the Representation Date, in substantially the form and substance attached hereto as Exhibit A, and modified, as necessary, to relate to the Registration Statement and the Prospectus as amended or supplemented. The requirement to provide a certificate under this Section 7(l) shall be waived for any Representation Date occurring at a time a Suspension is in effect, which waiver shall continue until the earlier to occur of the date the Company delivers instructions for the sale of Placement Shares hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when a Suspension was in effect and did not provide the Agent with a certificate under this Section 7(l), then before the Company delivers the instructions for the sale of Placement Shares or the Agent sells any Placement Shares pursuant to such instructions, the Company shall provide the Agent with a certificate in conformity with this Section 7(l) dated as of the date that the instructions for the sale of Placement Shares are issued.

(m)	Opinions of Company Counsel. (1) Prior to the date of the first Placement Notice and (2) within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 7(l) for which no waiver is applicable and excluding the date of this Agreement, the Company shall cause to be furnished to the Agent a written opinion and negative assurance letter of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), a written opinion of Travers Thorp Alberga (“Travers”) and a written opinion of the Associate General Counsel of the Company, each in substantially the form and substance attached hereto as Exhibit B, Exhibit C and Exhibit D, respectively, and modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, the Company shall be required to furnish to the Agent no more than one opinion and negative assurance letter from each of Pillsbury and Travers per calendar quarter and the Company shall not be required to furnish any such letter if the Company does not intend to deliver a Placement Notice in such calendar quarter until such time as the Company delivers the next Placement Notice; provided, further, that in lieu of such opinions for subsequent periodic filings under the Exchange Act, counsel may furnish the Agent with a letter (a “Reliance Letter”) to the effect that the Agent may rely on a prior opinion delivered under this Section 7(m) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of the date of the Reliance Letter).

(n)	Comfort Letter. (1) Prior to the date of the first Placement Notice and (2) within five (5) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 7(l) for which no waiver is applicable and excluding the date of this Agreement, the Company shall cause its independent registered public accounting firm to furnish the Agent a letter (the “Comfort Letters”), dated the date the Comfort Letter is delivered, which shall meet the requirements set forth in this Section 7(n); provided, that if requested by the Agent, the Company shall cause a Comfort Letter to be furnished to the Agent within ten (10) Trading Days of the date of occurrence of any material transaction or event requiring the furnishing of a Report of Foreign Issuer on Form 6-K containing financial information (including the restatement of the Company’s financial statements). The Comfort Letter from the Company’s independent registered public accounting firm shall be in a form and substance satisfactory to the Agent, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(o)	Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Ordinary Shares or (ii) sell, bid for, or purchase Ordinary Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Shares other than the Agent.

(p)	Investment Company Act. The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor any of its Subsidiaries will be or become, at any time prior to the termination of this Agreement, required to register as an “investment company,” as such term is defined in the Investment Company Act.

(q)	No Offer to Sell. Other than an Issuer Free Writing Prospectus approved in advance by the Company and the Agent in its capacity as agent hereunder, neither the Agent nor the Company (including its agents and representatives, other than the Agent in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405 under the Securities Act), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Shares hereunder.

(r)	Blue Sky and Other Qualifications. The Company will use its commercially reasonable efforts, in cooperation with the Agent, to qualify the Placement Shares for offering and sale, or to obtain an exemption for the Placement Shares to be offered and sold, under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Agent may designate and to maintain such qualifications and exemptions in effect for so long as required for the distribution of the Placement Shares (but in no event for less than one year from the date of this Agreement); provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Placement Shares have been so qualified or exempt, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification or exemption, as the case may be, in effect for so long as required for the distribution of the Placement Shares (but in no event for less than one year from the date of this Agreement).

(s)	Sarbanes-Oxley Act. The Company and the Subsidiaries will maintain and keep accurate books and records reflecting their assets and maintain internal accounting controls in a manner designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company are being made only in accordance with management’s and the Company’s directors’ authorization, and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company and the Subsidiaries will maintain such controls and other procedures, including, without limitation, those required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the applicable regulations thereunder that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to ensure that material information relating to the Company or the Subsidiaries is made known to them by others within those entities, particularly during the period in which such periodic reports are being prepared.

(t)	Secretary’s Certificate; Further Documentation. Prior to the date of the first Placement Notice, the Company shall deliver to the Agent a certificate of the Secretary of the Company and attested to by an executive officer of the Company, dated as of such date, certifying as to (i) the Articles and Memorandum of Association of the Company, (ii) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the issuance of the Placement Shares and (iii) the incumbency of the officers duly authorized to execute this Agreement and the other documents contemplated by this Agreement. Within five (5) Trading Days of each Representation Date, the Company shall have furnished to the Agent such further information, certificates and documents as the Agent may reasonably request.

(u)	Emerging Growth Company Status. The Company will promptly notify the Agent if the Company ceases to be an Emerging Growth Company at any time during the term of this Agreement.

8.	Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation and filing of the Registration Statement, including any fees required by the Commission, and the printing or electronic delivery of the Prospectus as originally filed and of each amendment and supplement thereto, in such number as the Agent shall deem necessary, (ii) the printing and delivery to the Agent of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Shares, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Shares to the Agent, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Shares to the Agent, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company, (v) the fees and expenses of the Agent, including but not limited to the fees and expenses of the counsel to the Agent, payable upon the execution of this Agreement, in an amount not to exceed $100,000 in the aggregate in connection with the execution of this Agreement, and $10,000 for each program “refresh” executed pursuant to this Agreement, (vi) the qualification or exemption of the Placement Shares under state securities laws in accordance with the provisions of Section 7(r) hereof, including filing fees, but excluding fees of the Agent’s counsel, (vii) the printing and delivery to the Agent of copies of any Permitted Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto in such number as the Agent shall reasonably deem necessary, (viii) the preparation, printing and delivery to the Agent of copies of the blue sky survey, (ix) the fees and expenses of the transfer agent and registrar for the Ordinary Shares, (x) the filing and other fees incident to any review by FINRA of the terms of the sale of the Placement Shares including the fees of the Agent’s counsel, in an amount not to exceed $10,000 and (xi) the fees and expenses incurred in connection with the listing of the Placement Shares on the Exchange. The Company agrees to pay the fees and expenses of counsel to the Agent set forth in clause (v) above by wire transfer of immediately available funds directly to such counsel upon presentation of an invoice containing the requisite payment information prepared by such counsel.

9.	Conditions to Agent’s Obligations. The obligations of the Agent hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein (other than those representations and warranties made as of a specified date or time), to the due performance by the Company of its obligations hereunder, to the completion by the Agent of a due diligence review satisfactory to it in its reasonable judgment, and to the continuing satisfaction (or waiver by the Agent in their sole discretion) of the following additional conditions:

(a)	Registration Statement Effective. The Registration Statement shall have become effective and shall be available for the (i) resale of all Placement Shares issued to the Agent and not yet sold by the Agent and (ii) sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b)	No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state Governmental Authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state Governmental Authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any statement of a material fact made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, the Prospectus or any material Incorporated Document so that, in the case of the Registration Statement, it will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus or any material Incorporated Document, it will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)	No Misstatement or Material Omission. The Agent shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in the Agent’s reasonable opinion is material, or omits to state a fact that in the Agent’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d)	Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any material adverse change in the authorized capital stock of the Company or any Material Adverse Effect or any development that would cause a Material Adverse Effect, or a downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of the Agent (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e)	Legal Opinions. The Agent shall have received the opinions and negative assurance letters required to be delivered pursuant to Section 7(m) on or before the date on which such delivery of such opinions is required pursuant to Section 7(m).

(f)	Comfort Letter. The Agent shall have received the Comfort Letter required to be delivered pursuant to Section 7(n) on or before the date on which such delivery of such Comfort Letter is required pursuant to Section 7(n).

(g)	Representation Certificate. The Agent shall have received the certificate required to be delivered pursuant to Section 7(l) on or before the date on which delivery of such certificate is required pursuant to Section 7(l).

(h)	No Suspension. Trading in the Ordinary Shares shall not have been suspended on the Exchange and the Ordinary Shares shall not have been delisted from the Exchange.

(i)	Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(l), the Company shall have furnished to the Agent such appropriate further information, opinions, certificates, letters and other documents as the Agent may reasonably request. All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof.

(j)	Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(k)	Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the Exchange, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the Exchange related to the Placement Shares.

(l)	FINRA. If applicable, FINRA shall have raised no objection to the terms of this offering and the amount of compensation allowable or payable to the Agent as described in the Prospectus.

(m)	No Termination Event. There shall not have occurred any event that would permit the Agent to terminate this Agreement pursuant to Section 12(a).

10.	Indemnification and Contribution.

(a)	Company Indemnification. The Company agrees to indemnify and hold harmless Agent, the Agent’s affiliates and their respective partners, members, directors, officers, employees and Agent and each person, if any, who controls the applicable Agent or any affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i)	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Authority, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 10(d) below) any such settlement is effected with the written consent of the Company, which consent shall not unreasonably be delayed or withheld; and

(iii)	against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Authority, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission (whether or not a party), to the extent that any such expense is not paid under (i) or (ii) above, provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made solely in reliance upon and in conformity with the Agent’s Information (as defined below).

(b)	Agent Indemnification. The Agent agrees to indemnify and hold harmless the Company and its directors and officers of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 10(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto), the Prospectus (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information relating to the Agent and furnished to the Company in writing by the Agent expressly for use therein. The Company hereby acknowledges that the only information that the Agent has furnished to the Company expressly for use in the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) are the statements set forth in the eighth and nineth paragraphs under the caption “Plan of Distribution” in the Prospectus (the “Agent Information”).

(c)	Procedure. Any party that proposes to assert the right to be indemnified under this Section 10 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 10, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 10 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict of interest exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (plus local counsel) admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 10 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)	Settlement Without Consent if Failure to Reimburse. If an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 10(a)(ii) effected without its written consent if (1) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (2) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (3) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e)	Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 10 is applicable in accordance with its terms but for any reason is held to be unavailable or insufficient from the Company or the Agent, the Company and the Agent will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Company and the Agent may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Agent on the other hand. The relative benefits received by the Company on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total net proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by the Agent from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Agent, on the other hand, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Agent agree that it would not be just and equitable if contributions pursuant to this Section 10(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 10(e) shall be deemed to include, for the purpose of this Section 10(e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 10(c) hereof. Notwithstanding the foregoing provisions of this Section 10(e), the Agent shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 10(e), any person who controls a party to this Agreement within the meaning of the Securities Act, any affiliates of the Agent and any officers, directors, partners, employees or Agent of the Agent or any of its affiliates, will have the same rights to contribution as that party, and each director of the Company and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 10(e), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 10(e) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 10(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 10(c) hereof.

11.	Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 10 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of any Agent, any controlling persons, or the Company (or any of their respective officers, directors, employees or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

12.	Termination.

(a)	The Agent may terminate this Agreement, by notice to the Company, as hereinafter specified at any time (1) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any change, or any development or event involving a prospective change, in the condition, financial or otherwise, or in the business, properties, earnings, or results of operations or prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which individually or in the aggregate, in the sole judgment of the Agent is material and adverse and makes it impractical or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, (2) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Agent, impracticable or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares, (3) if trading in the Ordinary Shares has been suspended or limited by the Commission or the Exchange, or if trading generally on the Exchange has been suspended or limited, or minimum prices for trading have been fixed on the Exchange, (4) if any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market shall have occurred and be continuing, (5) if a major disruption of securities settlements or clearance services in the United States shall have occurred and be continuing, or (6) if a banking moratorium has been declared by either U.S. Federal or New York authorities. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8 (Payment of Expenses), Section 10 (Indemnification and Contribution), Section 11 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time; Waiver of Jury Trial) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination. If the Agent elects to terminate this Agreement as provided in this Section 12(a), the Agent shall provide the required notice as specified in Section 13 (Notices).

(b)	The Company shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

(c)	The Agent shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

(d)	This Agreement shall remain in full force and effect unless terminated pursuant to Sections 12(a), (b), or (c) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 8, Section 10, Section 11, Section 17 and Section 18 shall remain in full force and effect.

(e)	Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agent or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

13.	Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to the Agent, shall be delivered to:

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Attention: Capital Markets

Facsimile:  (212) 307-3730

and:

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Attention: General Counsel

Facsimile:  (212) 829-4708

with a copy to:

King & Spalding LLP

185 6th Ave,

New York, NY 10036

Attention: Kevin E. Manz, Esq.

Facsimile:  (212) 556-2133

and if to the Company, shall be delivered to:

7F, No.302, Ruey Kuang Road,

Neihu, Taipei 114720, Taiwan, R.O.C.

Telephone Number: +886 (2) 2627-7996

Email: ********

Attention: Chief Financial Officer

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP,

31W W 52nd St 29th Fl

New York, NY 10019

Telephone Number: (212) 858-1000

Email: ********

Attention: Stephen C. Ashley, Esq.

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) by Electronic Notice, as set forth below, (iii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iv) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 13 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

14.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Agent and their respective successors and the parties referred to in Section 10 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that the Agent may assign its rights and obligations hereunder to an affiliate thereof without obtaining the Company’s consent.

15.	Adjustments for Stock Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Placement Shares.

16.	Entire Agreement; Amendment; Severability; Waiver. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement. No implied waiver by a party shall arise in the absence of a waiver in writing signed by such party. No failure or delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

17.	GOVERNING LAW AND TIME; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.	CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

19.	Appointment of Agent for Service. The Company hereby irrevocably appoints Puglisi & Associates, with offices at 850 Library Avenue, Newark, Delaware 19711, as its agent for service of process in any suit, action or proceeding described in Section 18 and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company represents and warrants that such agent has agreed to act as the Company’s agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

20.	Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same agreement among the parties. Counterparts may be delivered via facsimile, electronic mail (including via www.docusign.com and any other electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

21.	Construction. The section and exhibit headings herein are for convenience only and shall not affect the construction hereof. References herein to any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority shall be deemed to refer to such law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

22.	Permitted Free Writing Prospectuses. The parties acknowledge and agree that as of the date of this Agreement the Company is an “ineligible issuer” as defined under Rule 405 of the Securities Act and therefore cannot make any offer that would constitute a free writing prospectus. The Company represents, warrants and agrees that, unless it obtains the prior written consent of the Agent, and the Agent represents, warrants and agrees that, unless it obtains the prior written consent of the Company, it has not made and will not make any offer relating to the Placement Shares that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Agent or by the Company, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents, warrants and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

23.	Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means (i) each Representation Date, (ii) the time of each sale of any Placement Shares pursuant to this Agreement and (iii) each Settlement Date.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company and its Subsidiaries.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company and its Subsidiaries.

“Governmental Authority” means (i) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; or (iii) any political subdivision of any of the foregoing.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Shares that (1) is required to be filed with the Commission by the Company, (2) is a “road show” that is a “written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission, or (3) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Placement Shares or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act Regulations.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of the Business Systems or Business Data.

“Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 424(b),” “Rule 430B,” and “Rule 433” refer to such rules under the Securities Act Regulations.

All references in this Agreement to financial statements and schedules and other information that is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

All references in this Agreement to the Registration Statement, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR; all references in this Agreement to any Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectuses that, pursuant to Rule 433, are not required to be filed with the Commission) shall be deemed to include the copy thereof filed with the Commission pursuant to EDGAR; and all references in this Agreement to “supplements” to the Prospectus shall include, without limitation, any supplements, “wrappers” or similar materials prepared in connection with any offering, sale or private placement of any Placement Shares by the Agent outside of the United States.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Agent.

Very truly yours,

Gorilla Technology Group Inc.

By:	/s/ Jayesh Chandan
	Name:	Jayesh Chandan
	Title:	Chief Executive Officer

ACCEPTED as of the date first-above written:

CANTOR FITZGERALD & CO.

By:	/s/ Sameer Vasudev
	Name:	Sameer Vasudev
	Title:	Managing Director

SCHEDULE 1

Form of Placement Notice

From:	Gorilla Technology Group Inc.
To:	Cantor Fitzgerald & Co. (the “Agent”)
Attention:	[●]
Subject:	Placement Notice
Date:	[●], 2023

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Sales Agreement between Gorilla Technology Group Inc., a company organized under the laws of the Cayman Islands (the “Company”), and Cantor Fitzgerald & Co. (“Agent”), dated August 17, 2023, the Company hereby requests that the Agent sell up to [●] of the Company’s ordinary shares, par value $0.0001 per share, at a minimum market price of $[●] per share, during the time period beginning [month, day, time] and ending [month, day, time].

SCHEDULE 2

Compensation

The Company shall pay to the Agent in cash, upon each sale of Placement Shares pursuant to this Agreement, an amount equal to 3.0% of the aggregate gross proceeds from each sale of Placement Shares.

SCHEDULE 3

Notice Parties

The Company

Jay Chandan (*********)

Daphne Huang (*********)

The Agent – Cantor Fitzgerald & Co.

Sameer Vasudev (*********)

With copies to:

*********

SCHEDULE 4

Subsidiaries

Incorporated by reference to Exhibit 8.1 of the Company’s most recently filed Form 20-F, as applicable.

Exhibit A

Form of Representation Date Certificate Pursuant to Section 7(l)

The undersigned, the duly qualified and elected [●], of Gorilla Technology Group Inc., a company organized under the laws of the Cayman Islands (the “Company”), does hereby certify in such capacity and on behalf of the Company, pursuant to Section 7(l) of the Sales Agreement, dated August 17, 2023 (the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co., that to the best of the knowledge of the undersigned:

(i) The representations and warranties of the Company in Section 6A of the Sales Agreement are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; provided, however, that such representations and warranties also shall be qualified by the disclosure included or incorporated by reference in the Registration Statement and Prospectus; and

(ii) The Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Sales Agreement at or prior to the date hereof.

Capitalized terms used herein without definition shall have the meanings given to such terms in the Sales Agreement.

GORILLA TECHNOLOGY GROUP INC.

By:
Name:
Title:

Date: [●]

Exhibit B

Form of Pillsbury Opinion Pursuant to Section 7(m)

Exhibit C

Form of Travers Opinion Pursuant to Section 7(m)

Exhibit D

Form of Opinion of the Associate General Counsel of the Company Pursuant to Section 7(m)

Exhibit 99.2

GORILLA TECHNOLOGY GROUP INC. AND SUBSIDIARIES

UNAUDITED CONDENSED INTERIM

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS PERIODS

ENDED JUNE 30, 2023 AND 2022

~1~

GORILLA TECHNOLOGY GROUP INC. AND SUBSIDIARIES
CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

Items	Notes	June 30, 2023 (Unaudited)	December 31, 2022 (Unaudited)
Assets
Current assets
Cash and cash equivalents		$10,268,581	$22,996,377
Financial assets at fair value through profit or loss - current	5	1,053,621	1,073,229
Financial assets at amortized cost	6 and 27	8,859,457	6,871,187
Contract assets	17	4,551,822	725,441
Accounts receivable	7	12,507,386	14,041,611
Inventories		56,544	68,629
Prepayments - current		244,039	1,266,442
Other receivables	26	732,054	648,617
Other current assets		38,421	61,803
Total current assets		38,311,925	47,753,336
Non-current assets
Property, plant and equipment	8 and 27	15,731,102	16,132,567
Right-of-use assets		8,269	16,675
Intangible assets	9	9,060,563	56,342
Deferred income tax assets		29,464	29,905
Prepayments - non-current		482,230	612,982
Other non-current assets		939,513	659,071
Total non-current assets		26,251,141	17,507,542
Total assets		$64,563,066	$65,260,878

(Continued)

~2~

GORILLA TECHNOLOGY GROUP INC. AND SUBSIDIARIES
CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

Items	Notes	June 30, 2023 (Unaudited)	December 31, 2022 (Unaudited)
Liabilities and Equity
Liabilities
Current liabilities
Short-term borrowings	10, 26 and 27	$15,189,220	$13,492,935
Contract liabilities	17	113,221	58,475
Notes payable		593	602
Accounts payable		3,765,166	6,674,528
Other payables	11	5,400,184	3,620,998
Provisions - current		70,758	88,469
Lease liabilities		8,387	16,981
Warrant liabilities	14	1,328,165	2,042,410
Long-term borrowings, current portion	12, 26 and 27	2,781,744	2,108,896
Other current liabilities, others		143,909	152,373
Total current liabilities		28,801,347	28,256,667
Non-current liabilities
Long-term borrowings	12, 26 and 27	6,491,613	8,251,788
Provisions - non-current		46,887	61,057
Deferred income tax liabilities		145,997	148,183
Total non-current liabilities		6,684,497	8,461,028
Total liabilities		35,485,844	36,717,695
Equity
Equity attributable to owners of parent
Share capital	15
Ordinary share		7,174	7,136
Capital surplus
Capital surplus		162,719,230	154,730,389
Retained earnings	16
Accumulated deficit		(104,254,138)	(96,984,380)
Other equity interest
Financial statements translation differences of foreign operations		185,096	370,178
Treasury shares	15 and 26	(29,580,140)	(29,580,140)
Equity attributable to owners of the parent		29,077,222	28,543,183
Total equity		29,077,222	28,543,183
Significant contingent liabilities and unrecognized contract commitments	28
Total liabilities and equity		$64,563,066	$65,260,878

The accompanying notes are an integral part of these financial statements.

~3~

GORILLA TECHNOLOGY GROUP INC. AND SUBSIDIARIES
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Expressed in United States dollars)

		Six months ended June 30
Items	Notes	2023 (Unaudited)	2022 (Unaudited)
Revenue	17	$6,429,335	$13,800,930
Cost of revenue	20 and 21	(3,250,584)	(9,226,561)
Gross profit		3,178,751	4,574,369
Operating expenses	20, 21 and 26
Selling and marketing expenses		(901,355)	(1,980,709)
General and administrative expenses		(7,641,876)	(3,295,612)
Research and development expenses		(2,772,621)	(7,766,833)
Other income		79,089	11,037
Other gains – net	18	766,456	629,929
Total operating expenses		(10,470,307)	(12,402,188)
Operating loss		(7,291,556)	(7,827,819)
Non-operating income and expenses
Interest income		400,516	11,957
Finance costs	19 and 26	(376,546)	(464,048)
Total non-operating income and expenses		23,970	(452,091)
Loss before income tax		(7,267,586)	(8,279,910)
Income tax expense	22	(2,172)	(356,130)
Loss for the period		$(7,269,758)	$(8,636,040)
Other comprehensive loss
Components of other comprehensive loss that may be reclassified to profit or loss
Exchange differences on translation of foreign operations		$(185,082)	$(874,697)
Other comprehensive loss for the period, net of tax		$(185,082)	$(874,697)
Total comprehensive loss for the period		$(7,454,840)	$(9,510,737)
Loss per share
Basic loss per share	23	$(0.11)	$(0.29)
Diluted loss per share	23	$(0.11)	$(0.29)

The accompanying notes are an integral part of these financial statements.

~4~

GORILLA TECHNOLOGY GROUP INC. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in United States dollars)
(Unaudited)

	Equity attributable to owners of the parent
		Share Capital			Capital Surplus
	Notes	Share capital - ordinary share	Share capital - preference share	Advance receipts for share capital	Additional paid in capital in excess of par value of ordinary share	Additional paid in capital - treasury share transactions	Employee share options	Share-based payment	Additional paid in capital in excess of par value of preference share	Accumulated deficit	Financial statements translation differences of foreign operations	Treasury shares	Total
Year 2022
Balance at January 1, 2022		$6,191,100	$5,844,892	$33,720	$486,764	$935,731	$1,275,616	$-	$38,603,627	$(9,454,565)	$2,042,218	$(30,000)	$45,929,103
Loss for the period		-	-	-	-	-	-	-	-	(8,636,040)	-	-	(8,636,040)
Other comprehensive loss		-	-	-	-	-	-	-	-	-	(874,697)	-	(874,697)
Total comprehensive loss for the period		-	-	-	-	-	-	-	-	(8,636,040)	(874,697)	-	(9,510,737)
Cancellation of treasury shares		-	(31,645)	-	-	1,645	-	-	-	-	-	30,000	-
Issuance of ordinary shares	15	6,000	-	(33,720)	26,470	-	-	-	-	-	-	-	(1,250)
Expiration of share options		-	-	-	5,169	-	(5,169)	-	-	-	-	-	-
Employee share option plans	13	-	-	-	-	-	184,943	-	-	-	-	-	184,943
Balance at June 30, 2022		$6,197,100	$5,813,247	$-	$518,403	$937,376	$1,455,390	$-	$38,603,627	$(18,090,605)	$1,167,521	$-	$36,602,059

Year 2023
Balance at January 1, 2023		$7,136	$-	$-	$153,288,043	$-	$1,442,346	$-	$-	$(96,984,380)	$370,178	$(29,580,140)	$28,543,183
Loss for the period		-	-	-	-	-	-	-	-	(7,269,758)	-	-	(7,269,758)
Other comprehensive loss		-	-	-	-	-	-	-	-	-	(185,082)	-	(185,082)
Total comprehensive loss for the period		-	-	-	-	-	-	-	-	(7,269,758)	(185,082)	-	(7,454,840)
Expiration of share options		-	-	-	233,513	-	(233,513)	-	-	-	-	-	-
Employee share option plans	13	-	-	-	-	-	38,053	-	-	-	-	-	38,053
Obtain of professional service through share - based payment	13	-	-	-	-	-	-	500,000	-	-	-	-	500,000
Acquisition of intangible asset through share - based payment	9	-	-	-	-	-	-	3,000,000	-	-	-	-	3,000,000
Exercise of warrants	15	38	-	-	4,450,788	-	-	-	-	-	-	-	4,450,826
Balance at June 30, 2023		$7,174	$-	$-	$157,972,344	$-	$1,246,886	$3,500,000	$-	$(104,254,138)	$185,096	$(29,580,140)	$29,077,222

The accompanying notes are an integral part of these financial statements.

~5~

GORILLA TECHNOLOGY GROUP INC. AND SUBSIDIARIES
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States dollars)

		Six months ended June 30
	Notes	2023 (Unaudited)	2022 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before tax		$(7,267,586)	$(8,279,910)
Adjustments
Adjustments to reconcile profit (loss)
Depreciation expenses	20	321,902	3,420,393
Amortization expenses	9 and 20	406,573	1,030,193
Share-based payment expenses	13	500,000	-
Share option expenses	13	38,053	184,943
Loss on disposal of property, plant and equipment	18	257	-
Gains on reversal of accounts and other payables		(68,165)	-
Gain on financial liabilities at fair value through profit or loss	18	(616,686)	-
Interest expense	19	376,546	464,048
Interest income		(400,516)	(11,957)
Changes in operating assets and liabilities
Changes in operating assets
Contract assets		(3,826,381)	402,155
Accounts receivable		1,534,225	(1,175,393)
Inventories		12,085	77,038
Prepayments		1,163,915	(939,900)
Other receivables		(15,757)	(4,010)
Other current assets		(30,319)	2,626
Other non-current assets		(15,315)	33,359
Changes in operating liabilities
Contract liabilities		54,746	(1,386)
Notes payable		(9)	(45)
Accounts payable		(2,846,303)	927,603
Other payables		(1,288,629)	542,481
Provisions		(30,203)	(59,016)
Other current liabilities		(8,464)	(34,871)
Cash outflow generated from operations		(12,006,031)	(3,421,649)
Interest received		386,537	11,957
Interest paid		(388,045)	(313,902)
Tax paid		(12,491)	(360)
Net cash flows used in operating activities		(12,020,030)	(3,723,954)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	24	(216,672)	(2,815,381)
Acquisition of intangible assets	24	(3,257,771)	(14,252)
Investment in financial assets at amortized cost		(1,988,270)	-
Disposal of financial assets at amortized cost		-	2,225,422
Increase in guarantee deposits		(265,127)	-
Decrease in guarantee deposits		-	34,033
Net cash flows used in investing activities		(5,727,840)	(570,178)

(Continued)

~6~

GORILLA TECHNOLOGY GROUP INC. AND SUBSIDIARIES
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States dollars)

		Six months ended June 30
	Notes	2023 (Unaudited)	2022 (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	25	11,037,443	867,694
Repayments of short-term borrowings	25	(9,238,450)	-
Proceeds from long-term borrowings	25	-	1,574,876
Repayments of long-term borrowings	25	(872,431)	(1,793,622)
Principal repayment of lease liabilities	25	(8,665)	(26,503)
Loan to Global SPAC Partner Co.		-	(1,165,339)
Payment of transaction cost		-	(87,419)
Exercise of warrants		4,372,875	-
Net cash flows generated from (used in) financing activities		5,290,772	(630,313)
Effect of foreign exchange rate changes		(270,698)	529,800
Net decrease in cash and cash equivalents		(12,727,796)	(4,394,645)
Cash and cash equivalents at beginning of period		22,996,377	9,944,748
Cash and cash equivalents at end of period		$10,268,581	$5,550,103

The accompanying notes are an integral part of these financial statements.

~7~

GORILLA TECHNOLOGY GROUP INC. AND SUBSIDIARIES

Notes to the Unaudited Condensed Interim Consolidated Financial Statements
Six Months Periods Ended June 30, 2023 and 2022
Expressed in US dollars, except as otherwise indicated

1.	Corporate and group information

Gorilla Technology Group Inc. (the “Company”) was incorporated in the Cayman Islands in May 2001. The Company and its subsidiaries (collectively referred herein as the “Group”) are primarily engaged in providing information, software and data processing services.

On July 14, 2022, with consummation of capital recapitalization as provided in Note 15, the Company’s shares and warrants commenced trading on The Nasdaq Capital Markets under the ticker symbols “GRRR” and “GRRRW”, respectively.

2.	The authorization of the condensed interim consolidated financial statements

The accompanying unaudited condensed interim consolidated financial statements were authorized for issuance by the Audit Committee on August 14, 2023.

3.	Application of new and revised International Financial Reporting Standards (“IFRS”), International Accounting Standards (“IAS”), International Financial Reporting Interpretations Committee (“IFRIC”) Interpretations and Standing Interpretations Committee (“SIC”) Interpretations issued by the International Accounting Standards Board (“IASB”), (collectively, “IFRSs”)

a)  Amendments to IFRSs and the new interpretation that are mandatorily effective for the current year

New Standards, Interpretations and Amendments	Effective date issued by IASB
Amendments to IAS 1, ‘Disclosure of accounting policies’	January 1, 2023
Amendments to IAS 8, ‘Definition of accounting estimates’	January 1, 2023
Amendments to IAS 12, ‘Deferred tax related to assets and liabilities arising from a single transaction’	January 1, 2023
IFRS 17, ‘Insurance contracts’	January 1, 2023
Amendments to IFRS 17, ‘Insurance contracts’	January 1, 2023
Amendment to IFRS 17, ‘Initial application of IFRS 17 and IFRS 9 – comparative information’	January 1, 2023
Amendments to IAS 12, ‘International tax reform - pillar two model rules’	May 23, 2023

~8~

The Group has adopted the above new standards, interpretations and amendments as of the effective date. Based on the Group’s assessment, the above standards and interpretations have no significant impact to the Group’s financial condition and financial performance.

b)	New standards, interpretations and amendments in issue but not yet effective

New standards, interpretations and amendments in issue but not yet effective are as follows:

New Standards, Interpretations and Amendments	Effective date issued by IASB
Amendments to IFRS 16, ‘Lease liability in a sale and leaseback’	January 1, 2024
Amendments to IAS 1, ‘Classification of liabilities as current or non-current’	January 1, 2024
Amendments to IAS 1, ‘Non-current liabilities with covenants’	January 1, 2024
Amendments to IAS 7 and IFRS 7, ’Supplier finance arrangements’	January 1, 2024
Amendments to IFRS 10 and IAS 28, ’Sale or contribution of assets between an investor and its associate or joint venture’	To be determined by IASB

Based on the Group’s assessment, the above standards and interpretations have no significant impact to the Group’s financial condition and financial performance.

4.	Summary of significant accounting policies

The significant accounting policies applied in these condensed interim consolidated financial statements are consistent with those applied in the consolidated financial statements for the year ended December 31, 2022, unless otherwise stated.

a)	Statement of compliance

The condensed interim consolidated financial statements of the Group have been prepared in accordance with IAS 34 Interim Financial Reporting.

b)	The capital reorganization

With consummation of the business combination with Global SPAC Partners Co. (“Global”) on July 13, 2022 (the “Closing Date”) as provided in Note 15, this transaction is accounted for as a capital reorganization. The business combination, which is not within the scope of IFRS 3 as Global does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. As such, the business combination is treated as the equivalent of the Company issuing shares at the closing of the business combination for the net assets of Global as of the Closing Date, accompanied by a capital recapitalization. The net assets of Global are stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of the Company’s shares issued considering a fair value of the Gorilla Ordinary Shares of $10.6 per share (price of Gorilla’s Ordinary Shares at the Closing Date) over the fair value of Global’s identifiable net assets acquired represents compensation for the service of a share exchange listing for its shares and is expensed as incurred (“share listing expense”).

~9~

c)	Basis of preparation

(a)	Except for the following items, the condensed interim consolidated financial statements have been prepared under the historical cost convention:

i)	Defined benefit assets are recognized based on the net amount of pension fund assets less present value of defined benefit obligation.

ii)	Financial assets and liabilities at fair value through profit or loss.

(b)	The preparation of financial statements in conformity with IAS 34 Interim Financial Reporting requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the condensed interim consolidated financial statements are disclosed in Note 4 h).

d)	Basis of consolidation

(a)	Basis for preparation of condensed interim consolidated financial statements:

i)	All subsidiaries are included in the Group’s condensed interim consolidated financial statements. Subsidiaries are all entities controlled by the Group. The Group controls an entity when the Group is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Consolidation of subsidiaries begins from the date the Group obtains control of the subsidiaries and ceases when the Group loses control of the subsidiaries.

ii)	Inter-company transactions, balances and unrealized gains or losses on transactions between companies within the Group are eliminated. Accounting policies of subsidiaries have been adjusted where necessary to ensure consistency with the policies adopted by the Group.

iii)	When the Group loses control of a subsidiary, the Group remeasures any investment retained in the former subsidiary at its fair value. That fair value is regarded as the fair value on initial recognition of a financial asset or the cost on initial recognition of the associate or joint venture. Any difference between fair value and carrying amount is recognized in profit or loss. All amounts previously recognized in other comprehensive income in relation to the subsidiary are reclassified to profit or loss on the same basis as would be required if the related assets or liabilities were disposed of. That is, when the Group loses control of a subsidiary, all gains or losses previously recognized in other comprehensive income in relation to the subsidiary should be reclassified from equity to profit or loss, if such gains or losses would be reclassified to profit or loss when the related assets or liabilities are disposed of.

~10~

(b)	Subsidiaries included in the condensed interim consolidated financial statements:

			Ownership (%)
Name ofinvestor	Name of subsidiary	Main business activities	June 30, 2023	December 31, 2022	Description
The Company	Gorilla Science & Technology Holding, Inc. (Gorilla BVI)	Information software and data processing services	100%	100%
The Company	ISSCore Technology, Inc.	Information software and data processing services	100%	100%
The Company	Telmedia Technology Limited (Telmedia)	Information software and data processing services	100%	100%
The Company	Gorilla SPAC Partners Co. (Global)	Dormant corporation	100%	100%
The Company	Gorilla Technology UK Limited (Gorilla UK)	Information software and data processing services	100%	100%
The Company	Gorilla Technology Egypt (Gorilla Egypt)	Information software and data processing services	100%	Not applicable	Note
Gorilla BVI	Gorilla Technology Inc. (Gorilla Taiwan)	Information software and data processing services	100%	100%
Telmedia	NSGUARD Technology Inc. (NSGUARD)	Information software and data processing services	100%	100%
Telmedia	Gorilla Technology Japan Inc. (Gorilla Japan)	Information software and data processing services	100%	100%

Note:	Gorilla Egypt was established in March 2023 and is included in the condensed interim consolidated financial statements since the date of establishment.

~11~

(c)	Subsidiaries not included in the condensed interim consolidated financial statements: None.

(d)	Adjustments for subsidiaries with different balance sheet dates: None.

(e)	Significant restrictions: None.

(f)	Subsidiaries that have non-controlling interests that are material to the Group: None.

e)	Intangible assets

(a)	Computer software

Computer software is stated at cost and amortized on a straight-line basis over its estimated useful life of 1 to 5 years.

(b)	Intellectual property rights

Intellectual property rights are stated at historical cost and are amortized on a straight-line basis over their estimated useful lives of 10 years.

f)	Employee benefits

Pension cost for the interim period is calculated on a year-to-date basis by using the pension cost rate derived from the actuarial valuation at the end of the prior financial year, adjusted for significant market fluctuations since that time and for significant curtailments, settlements, or other significant one-off events. Also, the related information is disclosed accordingly.

g)	Income tax

(a)	The interim period income tax expense is recognized based on the estimated average annual effective income tax rate expected for the full financial year applied to the pretax income of the interim period, and the related information is disclosed accordingly.

(b)	If a change in tax rate is enacted or substantively enacted in an interim period, the Group recognizes the effect of the change on items recognized outside profit or loss immediately in the interim period in which the change occurs and spread the effect of the change on items recognized in profit or loss over the remainder of the annual reporting period via an adjustment to the estimated annual effective income tax rate.

h)	Critical accounting judgments, estimates and key sources of assumption uncertainty

The same critical accounting judgments, estimates and key sources of assumption uncertainty have been followed in these unaudited condensed interim consolidated financial statements as were applied in the preparation of the Group’s consolidated financial statements for the year ended December 31, 2022.

~12~

5.	Financial assets at fair value through profit or loss

	June 30, 2023	December 31, 2022
Current items:
Financial assets mandatorily measured at fair value through profit or loss
Investment in a rent-a-captive company	$1,053,621	$1,073,229

During the year ended December 31, 2022, the Group entered into a protected cell rent-a-captive arrangement with an insurance company and made investment of $1,105,540 in a rent-a-captive company, which was established by the insurance company. In a rent-a-captive structure, an insurance company establishes a rent-a-captive company and provides services related to insurance to the Group. The Group participates in the captive insurance agreement by investing certain capital and retaining the premium to insure itself against future losses and the premium will be kept in the rent-a-captive company for future claims payments. The insurance company agrees to cause dividends of the rent-a-captive company to be declared and paid to the Group only as approved by Board of Directors of the insurance company. The Group recognized losses on financial assets at fair value through profit or loss amounting to $19,608 for the six months period ended June 30, 2023.

6.	Financial assets at amortized cost

Items	June 30, 2023	December 31, 2022
Current items:
Time deposits	$8,859,457	$6,871,187

a)	Amounts recognized in profit or loss in relation to financial assets at amortized cost are listed below:

	Six months ended June 30, 2023	Six months ended June 30, 2022
Interest income	$162,919	$9,171

b)	As of June 30, 2023 and December 31, 2022, without taking into account any collateral held or other credit enhancements, the maximum exposure to credit risk in respect of the amount that best represents the financial assets at amortized cost held by the Group was $8,859,457 and $6,871,187, respectively.

c)	As of June 30, 2023 and December 31, 2022, the interest rate of time deposits was 0.22%~4.28% and 0.22%~3.80%, respectively.

~13~

d)	Information relating to financial assets at amortized cost that were pledged to others as collaterals is provided in Note 27.

e)	The Group transacts with a variety of financial institutions all with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote.

7.	Accounts receivable

	June 30, 2023	December 31, 2022
Accounts receivable	$13,988,557	$15,523,390
Less: Allowance for uncollectable accounts	(1,481,171)	(1,481,779)
	$12,507,386	$14,041,611

a)	The aging analysis of accounts receivable is as follows:

	June 30, 2023	December 31, 2022
Not past due	$9,148,437	$11,022,374
Up to 180 days	3,668,018	4,091,598
181 to 365 days	769,196	409,418
Over 366 days	402,906	-
	$13,988,557	$15,523,390

The above aging analysis was based on days overdue.

b)	As of June 30, 2023 and December 31, 2022, accounts receivable were all from contracts with customers. As of January 1, 2022, the balance of receivables from contracts with customers amounting to $36,308,109.

c)	As of June 30, 2023 and December 31, 2022, without taking into account any collateral held or other credit enhancements, the maximum exposure to credit risk in respect of the amount that best represents the Group’s accounts receivable were $12,507,386 and $14,041,611, respectively.

d)	Information relating to credit risk of accounts receivable is provided in Note 31.

~14~

8.	Property, plant and equipment

	Land (Note 1)	Buildings and structures (Note 1)	Transportation equipment	Office equipment	Other equipment (Note 2)	Total
At January 1, 2023
Cost	$12,718,015	$3,246,249	$31,504	$1,635,691	$12,112,226	$29,743,685
Accumulated depreciation	-	(845,603)	(25,807)	(793,341)	(11,946,367)	(13,611,118)
	$12,718,015	$2,400,646	$5,697	$842,350	$165,859	$16,132,567
2023
January 1	$12,718,015	$2,400,646	$5,697	$842,350	$165,859	$16,132,567
Additions	-	-	-	39,392	104,822	144,214
Disposals	-	-	-	(257)	-	(257)
Reclassification	-	-	-	(1,678)	-	(1,678)
Depreciation expenses	-	(39,407)	(2,553)	(137,573)	(134,041)	(313,574)
Net exchange differences	(187,689)	(34,701)	(37)	(10,478)	2,735	(230,170)
June 30	$12,530,326	$2,326,538	$3,107	$731,756	$139,375	$15,731,102

At June 30, 2023
Cost	$12,530,326	$3,198,343	$31,039	$1,631,751	$12,032,302	$29,423,761
Accumulated depreciation	-	(871,805)	(27,932)	(899,995)	(11,892,927)	(13,692,659)
	$12,530,326	$2,326,538	$3,107	$731,756	$139,375	$15,731,102

Note 1:	Information relating to property, plant and equipment that were pledged to others as collaterals is provided in Note 27.

Note 2:	Other equipment primarily includes big data platform for image analytics, data storage equipment and server equipment.

~15~

9.	Intangible assets

	Computer software	Intellectual property rights (Note)	Total
At January 1, 2023
Cost	$2,403,406	$-	$2,403,406
Accumulated amortization	(2,347,064)	-	(2,347,064)
	$56,342	$-	$56,342

2023
January 1	$56,342	$-	$56,342
Additions－acquired separately	414,720	9,000,000	9,414,720
Amortization expenses	(31,573)	(375,000)	(406,573)
Net exchange differences	(3,926)	-	(3,926)
June 30	$435,563	$8,625,000	$9,060,563

At June 30, 2023
Cost	$2,799,702	$9,000,000	$11,799,702
Accumulated amortization	(2,364,139)	(375,000)	(2,739,139)
	$435,563	$8,625,000	$9,060,563

Details of amortization on intangible assets are as follows:

	Six months ended June 30, 2023	Six months ended June 30, 2022
Selling and marketing expenses	$3,828	$250,762
General and administrative expenses	12,660	10,840
Research and development expenses	390,085	768,591
	$406,573	$1,030,193

Note:	On January 10, 2023 (the “Agreement Date”), the Group entered into an intellectual property purchase agreement effective on January 16, 2023 (the “Effective Time”) with SeeQuestor Limited (“SeeQuestor”), a company providing video analytics technology incorporated and registered in England and Wales.

The Group acquired all and/or any intellectual property rights, including but not limited to patents and trademarks, owned, used or held for use by and/or on behalf of SeeQuestor, including without limitations, such rights as relate to SeeQuestor’s products.

The purchase price for the intellectual property rights consists of fixed consideration amounting to $6,000,000 and contingent payment through issuance of the Company’s shares of an amount equal to $3,000,000 which is conditional to certain financial performance through intellectual property rights from Agreement Date up to and including December 31, 2023. The contingent payment through issuance of the Company’s shares is a share-based payment and recognized in ‘capital surplus’.

The Group has made payments of $600,000 and $2,400,000 on Agreement Date and Effective Time, respectively, and payment of a further $3,000,000 in equal instalments of $750,000 each will be made based on agreed payment schedule.

~16~

10.	Short-term borrowings

Type of borrowings	June 30, 2023	Interest rate range
Bank collaterialized borrowings	$12,189,220	2.45%～3.32%
Loan from shareholders	3,000,000	Note
	$15,189,220

Type of borrowings	December 31, 2022	Interest rate range
Bank collaterialized borrowings	$12,492,935	1.84%～3.11%
Loan from shareholders	1,000,000	Note
	$13,492,935

Note:	In 2021, the Group entered into shareholder loan agreements in the amount of $5,000,000 with Koh Sih-Ping, Asteria Corporation, and Berwick Resources Limited. The Company issued promissory notes with an interest rate of 7.5% per annum and maturity date of September 1, 2022 to the lenders in the same amount as loans made. In addition, Koh Sih-Ping assumed joint and several liability as guarantor of the Group under the shareholder agreement with Asteria Corporation.

In September 2022, the loan from shareholders were repaid to Koh Sih-Ping in the amount of $1,000,000 and Asteria Corporation in the amount of $3,000,000, and the maturity date of the promissory note issued to Berwick Resources Limited was extended to and repaid in January 2023.

In March 2023, the Group entered into a shareholder loan agreement in the amount of $3,000,000 with Asteria Corporation. The Company issued promissory note with an interest rate of 10.375% per annum and maturity date of March 10, 2024 to the lender in the same amount as the loan made.

Refer to table below for details of short-term and long-term borrowing. Lender A refers to Shanghai Commercial & Savings Bank, Ltd.; Lender B refers to Taishin International Bank; Lender C refers to Hua Nan Commercial Bank; Lender D refers to Mega International Commercial Bank, and Taiwan SMEG stands for Small and Medium Enterprise Credit Guarantee Fund of Taiwan.

~17~

As of June 30, 2023
		Credit		Outstanding	Undrawn	Interest	Guarantor
Lender	Facility Period	Facility	Type	Amount	Amount	Rate	(Note 1)	Collateral
Lender A	11.2022-11.2023	4,122,554	LC loan	$527,668	$-	2.68%	None	Time deposit $2,000,000, Land, Buildings and Structures
			Short-Term Bank loan	641,643	-	2.68%	None	Same as above
			Letter of guarantee	732,521	2,220,722	-	None	Same as above
Lender A	11.2022-11.2023	3,849,856	LC loan	356,803	-	2.68%	None	Time deposit $2,000,000, Land, Buildings and Structures
			Letter of guarantee	796,440	2,696,613	-	None	Same as above
Lender A	01.2022-01.2025	185,948	Letter of guarantee	185,755	-	-	None	None
Lender A	09.2020-09.2025	962,464	Long-Term Bank loan	541,386	-	2.85%	Koh Sih-Ping	80% guranteed by Taiwan SMEG
Lender A	03.2016-03.2031	3,047,802	Long-Term Bank loan	2,980,724	-	2.80%	None	Land, Buildings and Structures
Lender A	03.2016-03.2031	1,604,107	Long-Term Bank loan	1,568,802	-	2.80%	None	Land, Buildings and Structures
Lender A	03.2016-03.2026	320,821	Long-Term Bank loan	305,762	-	2.80%	None	None
Lender B	04.2023-04.2024	4,812,320	Short-Term Bank loan	3,455,245	-	2.45%~3.29%	None	Time deposit $2,800,000,
								Promissory note $4,812,320
			LC loan	246,038	1,111,037	3.2%~3.32%	None	Same as above
Lender C	05.2023-05.2024	6,095,605	Short-Term Bank loan	4,940,649	-	2.70%	None	Time deposit $500,000, Land, Buildings and Structures
			Letter of guarantee	31,264	1,123,692	-	None	Same as above
Lender C	05.2019-03.2026	5,774,783	Long-Term Bank loan	2,274,550	-	2.39%	None	Time deposit $500,000, Land, Buildings and Structures
Lender C	05.2023-11.2023	2,245,749	Short-Term Bank loan	2,021,174	-	2.65%	None	Time deposit $1,000,000
			Letter of guarantee	131,676	92,899	-	None	Same as above
Lender C	07.2021-08.2026	1,738,210	Long-Term Bank loan	1,602,133	-	1.65%	None	70% guranteed by Taiwan SMEG

~18~

As of December 31, 2022
Lender	Facility Period	Credit Facility	Type	Outstanding Amount	Undrawn Amount	Interest Rate	Guarantor (Note 1)	Collateral
Lender A	11.2022-11.2023	$4,184,307	LC loan	$610,089	$-	2.56%	None	Time deposit $2,000,000, Land, Buildings and Structures
			Short-Term Bank loan	651,255	-	2.56%	None	Same as above
			Letter of guarantee	1,563,552	1,359,411	-	None	Same as above
Lender A	11.2022-11.2023	3,907,522	LC loan	324,269	-	2.31%	None	Time deposit $2,000,000, Land, Buildings and Structures
			Letter of guarantee	895,592	2,687,661	-	None	Same as above
Lender A	01.2022-01.2025	188,733	Letter of guarantee	188,538	-	-	Koh Sih-Ping	None
Lender A	09.2020-09.2025	976,880	Long-Term Bank loan	671,605	-	2.72%	Koh Sih-Ping	80% guranteed by Taiwan SMEG
Lender A	03.2016-03.2031	3,093,455	Long-Term Bank loan	3,053,795	-	2.67%	Koh Sih-Ping	Land, Buildings and Structures
Lender A	03.2016-03.2031	1,628,134	Long-Term Bank loan	1,607,261	-	2.67%	Koh Sih-Ping	Land, Buildings and Structures
Lender A	03.2016-03.2026	325,627	Long-Term Bank loan	318,843	-	2.67%	Koh Sih-Ping	None
Lender A	10.2021-10.2026	651,254	Long-Term Bank loan	69,793	-	2.72%	Koh Sih-Ping	100% guaranteed by Taiwan SMEG
Lender B	06.2022-04.2023	5,210,029	Short-Term Bank loan	3,507,001	-	1.84%~3.11%	Koh Sih-Ping	Time deposit $2,800,000, Promissory note $5,743,001
			LC loan	334,220	1,368,808	2.54%~2.60%	Koh Sih-Ping	Same as above
Lender C	01.2022-01.2023	6,186,910	Short-Term Bank loan	5,014,652	-	2.50%	Koh Sih-Ping	Time deposit $500,000, Land, Buildings and Structures
			Letter of guarantee	84,466	1,087,792	-	Koh Sih-Ping	Same as above
Lender C	05.2019-03.2026	5,861,283	Long-Term Bank loan	2,728,370	-	2.26%	Koh Sih-Ping	Time deposit $500,000, Land, Buildings and Structures

~19~

As of December 31, 2022
		Credit		Outstanding	Undrawn	Interest	Guarantor
Lender	Facility Period	Facility	Type	Amount	Amount	Rate	(Note 1)	Collateral
Lender C	11.2022-06.2023	2,279,388	Short-Term Bank loan	2,051,449	-	2.50%	None	Time deposit $1,000,000
			Letter of guarantee	209,178	18,761	-	None	Same as above
Lender C	06.2020-06.2023	162,813	Long-Term Bank loan	27,134	-	2.03%	Koh Sih-Ping	85% guranteed by Taiwan SMEG
Lender C	07.2021-08.2026	2,442,201	Long-Term Bank loan	1,883,883	-	1.46%	Koh Sih-Ping	70% guranteed by Taiwan SMEG
Lender D	01.2022-01.2023	976,880	Credit Loan	-	973,347	-	Koh Sih-Ping	65% guranteed by Taiwan SMEG
			Letter of guarantee	3,533	-	-	Koh Sih-Ping	Same as above

(Blank)

Note 1:	Koh Sih-Ping retired as the Director and CEO of the Company on September 9, 2022.

~20~

11.	Other payables

	June 30, 2023	December 31, 2022
Salaries and bonuses payable	$469,146	$1,466,631
Professional fee payable	1,361,316	1,141,582
Payables on intangible assets	3,156,949	-
Payables on machinery and equipment	7,059	79,517
Pension payable	63,442	99,921
Output tax payable	26,497	469,800
Others	315,775	363,547
	$5,400,184	$3,620,998

12.	Long-term borrowings

Type of borrowings	Interest rate	June 30, 2023
Bank borrowings
Collaterialized borrowings	2.85%	$541,386
Collaterialized borrowings	2.39%	2,274,550
Uncollaterialized borrowings	2.80%	305,762
Collaterialized borrowings	2.80%	1,568,802
Collaterialized borrowings	2.80%	2,980,724
Collaterialized borrowings	1.65%	1,602,133
		9,273,357
Less: Current portion		(2,781,744)
		$6,491,613

~21~

Type of borrowings	Interest rate	December 31, 2022
Bank borrowings
Collaterialized borrowings	2.72%	$671,605
Collaterialized borrowings	2.67%	3,053,795
Collaterialized borrowings	2.67%	1,607,261
Uncollaterialized borrowings	2.67%	318,843
Collaterialized borrowings	2.72%	69,793
Collaterialized borrowings	2.26%	2,728,370
Collaterialized borrowings	2.03%	27,134
	1.46%	1,883,883
		10,360,684
Less: Current portion		(2,108,896)
		$8,251,788

Please refer to Note 10 for details of long-term borrowings.

13.	Share-based payment

a)	For the six months periods ended June 30, 2023 and 2022, the Company’s share-based payment transactions were as follow:

Type of arrangement	Grant date	Quantity granted (Units) (Note 1)	Contract period	Vesting conditions
Employee share options	2018.1.1	34,000	5 years	Note 2
Employee share options	2019.1.1	186,000	5 years	Note 2
Employee share options	2021.10.5	207,412	5 years	Note 3
Employee share options	2021.10.5	113,524	5 years	Note 2
Employee share options	2022.2.23	274,682	5 years	Note 2
Obtain of professional service through share-based payment	2022.12	53,879	Note 4	Note 4
Acquisition of intangible asset through share-based payment	2023.1	Note 5	Note 5	Note 5

Note 1:	On the Closing Date, with capital recapitalization as provided in Note 15, each outstanding share option was converted with the conversion ratio approximately of 4.82 share options.

~22~

Note 2:	Employee share options granting period and exercise conditions are as follows:

Vesting period	Accumulated maximum exercisable employee share options
After 1 year	25%
After 2 years	50%
After 3 years	75%
After 4 years	100%

Note 3:	Employee share options granting period and exercise conditions are as follows:

Vesting period	Accumulated maximum exercisable employee share options
At the beginning of year 1	25%
At the beginning of year 2	50%
At the beginning of year 3	75%
At the beginning of year 4	100%

Note 4:	The Group engaged financial advisors to provide professional services in December 2022 and such professional services were rendered in 2023. The consideration of such professional services amounting to $1,000,000 consisting of cash consideration of $500,000 and 53,879 shares of the Company’s ordinary share which is the fair value of the service that the Company received and the payment through issuance of the Company’s ordinary shares is a share-based payment and recognized in ‘capital surplus’.

Note 5:	Information relating to acquisition of intangible asset through share-based payment is provided in Note 9.

The share-based payment arrangements above are settled by equity.

b)	Details of the share-based payment arrangements for employee share options are as follows:

	Six months ended June 30, 2023		Six months ended June 30, 2022
	No. of options	Weighted average exercise price	No. of options	Weighted average exercise price
Options outstanding at January 1	2,551,643	$1.17	404,454	$5.62
Options granted	-	-	274,682	5.62
Options expired	(277,229)	1.17	-	-
Options cancelled	(753,098)	1.17	(19,200)	5.62
Options outstanding at June 30	1,521,316	$1.17	659,936	$5.62
Options exercisable at June 30	847,792	$1.17	230,053	$5.62

~23~

Note:	Exercise price and numbers of options outstanding and exercisable on the Closing date have been adjusted with the conversion ratio approximately of 4.82 due to capital recapitalization. Refer to Note 15 for more information on the capital recapitalization.

c)	No employee share options were exercised for the six months periods ended June 30, 2023 and 2022, respectively.

d)	As of June 30, 2023 and 2022, the range of exercise prices of employee share options outstanding was $1.17 and $5.62, respectively; the weighted-average remaining contractual period was 2.56 years and 3.28 years, respectively.

e)	The fair value of employee share options granted on grant date is measured using the Black-Scholes option-pricing model. Relevant information is as follows:

Type of arrangement	Grant date	Share price (par value)	Exercise price	Expected price volatility (Note 1)	Expected option life	Expected dividends	Risk-free interest rate	Value per share (Note 2)
Employee share options	2018.1.1	$0.0001	$5.62	34.14%~40.79%	4.5 years	-	0.96%	$6.13
Employee share options	2019.1.1	$0.0001	$5.62	33.35%~38.93%	4.5 years	-	1.01%	$6.86
Employee share options	2021.10.5	$0.0001	$5.62	47.34%~52.14%	3.5 years	-	1.01%	$6.91
Employee share options	2021.10.5	$0.0001	$5.62	45.32%~51.27%	4.5 years	-	1.01%	$6.91
Employee share options	2022.2.23	$0.0001	$5.62	31.49%~46.31%	4.5 years	-	0.72%	$7.11

Note 1:	Expected price volatility rate was estimated by using the share prices of the most recent period with length of this period approximate to the length of the employee share options’ expected life, and the standard deviation of return on the share during this period.

Note 2:	The exercise price of employee share options is adjusted to $1.17 with the conversion ratio approximately of 4.82 on the Closing Date due to capital recapitalization. Refer to Note 15 for more information on the capital recapitalization.

~24~

Note 3:	Share-based payment expenses for employee share options are recorded over each vesting period based on the fair value of share options granted. Relevant information is as follows:

Grant date	Exercise price	Fair value of first year	Fair value of second year	Fair value of third year	Fair value of fourth year
2018.1.1	$5.62	$1.20	$1.60	$2.00	$2.30
2019.1.1	$5.62	$1.70	$2.10	$2.40	$2.80
2021.10.5	$5.62	$1.90	$2.30	$2.70	$2.90
2021.10.5	$5.62	$2.30	$2.70	$2.90	$3.10
2022.2.23	$5.62	$1.90	$2.50	$3.00	$3.20

f)	Expenses incurred on share-based payment transactions for employee share options are shown below:

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
Equity-settled	$38,053	$184,943

14.	Warrant liabilities

	Six months ended June 30, 2023
	No. of units	Amount
At January 1, 2023	9,962,974	$2,042,410
Warrants exercised	(380,250)	(77,951)
Change in fair value	-	(636,294)
At June 30, 2023	9,582,724	$1,328,165

Warrants may only be exercised for a whole number of shares. The warrants will expire five years from the consummation of the business combination on the Closing Date or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for redemption at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) and if the closing price of the ordinary share equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Each warrant entitles the registered holder to purchase one share of ordinary share at a price of $11.50 per share. The exercise price and number of ordinary share issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of issuances of ordinary share at a price below its exercise price, share dividend, extraordinary dividend or capital recapitalization, capital reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

~25~

15.	Share capital

a)	As of June 30, 2023, the Company’s authorized capital was $25,000 consisting of 245,000,000 shares of ordinary shares of a par value of US$0.0001 each and 5,000,000 shares of preference shares of a par value of US$0.0001 each, and the issued capital was $7,174, consisting of 71,737,987 shares of ordinary shares.

Movements in the number of the Company’s ordinary shares outstanding are as follows:

	2023	2022
At January 1	68,542,842	6,191,100
Employee share options exercised	-	6,000
Warrant exercised	380,250	-
At June 30	68,923,092	6,197,100

b)	On the Closing Date, the business combination pursuant to the business combination agreement dated on May 18, 2022 was approved at an extraordinary general meeting of Gorilla’s shareholders and an extraordinary general meeting of Global’s shareholders, with holders of subunits of Global redeeming approximately 88.4% of the pre-merger outstanding subunits. As contemplated by the business combination agreement, Gorilla Merger Sub, Inc. merged with and into Global, with Global surviving as a wholly-owned subsidiary of Gorilla (the “Merger”, and together with the other transactions contemplated by the business combination agreement and certain ancillary documents, the “Transactions”).

Pursuant to the business combination agreement, immediately prior to the Effective Time (as defined in the business combination agreement), the Company effected a capital recapitalization and issued 65,000,000 ordinary shares in total (the conversion ratio approximately of 4.82 on the shares of the Company’s ordinary share). Each eligible shareholder of record on the Closing Date, including 5,813,247 preference shares converted into 6,627,412 ordinary shares of the Company (the “Gorilla Ordinary Shares”) in accordance with the Company’s organizational documents and employees who holds granted share options, received approximately 4.82 shares of ordinary share for each share of ordinary share then held or as converted. Details of preference shares converted were provided in Note 23 in the consolidated financial statements for the year ended December 31, 2022.

~26~

On the Closing Date, the following securities issuances were made by the Company to Global’s securityholders: (i) each outstanding ordinary share of Global (including Global Class A ordinary shares and Global Class B ordinary shares, (the “Global Ordinary Shares”) and including the Global Class A ordinary shares included as part of the PIPE Investment (as defined below)) was exchanged for (A) one Gorilla Ordinary Share and (B) one Class A contingent value right of the Company (“Class A CVR”), and (ii) each outstanding warrant of Global, 10,025,081 units in total, was converted into a warrant to purchase the same number of Gorilla Ordinary Shares at the same exercise price and for the same exercise period (“Gorilla Warrant”).

Concurrently with the execution of the business combination agreement, the Company waived a minimum of $50 million gross cash condition to close the business combination and the Company and Global entered into subscription agreements (as amended, the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Net proceeds received from the PIPE Investors were $30.3 million (the “PIPE Investment”).

The Gorilla Ordinary Shares and Gorilla Warrants commenced trading on The Nasdaq Capital Market on July 14, 2022 under the ticker symbols “GRRR” and “GRRRW,” respectively.

The business combination is accounted for as a capital reorganization. The business combination, which is not within the scope of IFRS 3 as Global does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. As such, the business combination is treated as the equivalent of the Company issuing shares at the closing of the business combination for the net assets of Global as of the Closing Date, accompanied by a capital recapitalization. The net assets of Global are stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of the Company’s shares issued considering a fair value of the Gorilla Ordinary Shares of $10.6 per share (price of Gorilla’s Ordinary Shares at the Closing Date) over the fair value of Global’s identifiable net assets acquired represents compensation for the service of a share exchange listing for its shares and is expensed as incurred.

c)	On December 5, 2022, the Company entered into the exchange agreement (the “Agreement”) with Koh Sih-Ping and Origin Rise Limited to purchase 2,814,895 ordinary shares held by Origin Rise Limited and further details of this transaction is provided in Note 26.

16.	Retained earnings

a)	Subject to the Company’s Memorandum and Articles of Association and the statute except as otherwise provided by the rights attached to any shares, the Directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of the Company, out of the share premium account or as otherwise permitted by law.

~27~

Except as otherwise provided by the rights attached to any shares, all dividends and other distributions shall be paid according to the par value of the shares that a holder holds. If any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

The Directors may deduct from any dividend or other distribution payable to any holder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

The Directors may resolve that any dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any holders upon the basis of the value so fixed in order to adjust the rights of all holders and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

Except as otherwise provided by the rights attached to any shares, dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

The Directors may, before resolving to pay any dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

Any dividend, other distribution, interest or other monies payable in cash in respect of shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the register of holders or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other distributions, bonuses, or other monies payable in respect of the share held by them as joint holders.

No dividend or other distribution shall bear interest against the Company.

Any dividend or other distribution which cannot be paid to a holder and/or which remains unclaimed after six months from the date on which such dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the holder. Any dividend or other distribution which remains unclaimed after a period of six years from the date on which such dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

~28~

b)	The Group was in a net loss position for the six months periods ended June 30, 2023 and 2022, and no earnings distribution was resolved by the Board of Directors.

17.	Revenue

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
Revenue from contracts with customers
Hardware sales
Government
-Video IoT	$-	$464
Non-Government
-Video IoT	-	1,007,545
-Security Convergence	-	1,540,812
Software sales
Government
-Video IoT	-	24,402
Non-Government
-Video IoT	82,745	1,962,839
-Security Convergence	-	3,063,250
Service revenue
Government
-Video IoT	1,099,987	2,126,322
-Security Convergence	4,767,044	2,143,845
Non-Government
-Video IoT	274,663	1,804,438
-Security Convergence	204,896	127,013
	$6,429,335	$13,800,930

~29~

a)	Disaggregation of revenue from contracts with customers

The Group derives revenue from the transfer of goods and services over time and at a point in time in the following major products lines and all revenue took place mainly in Asia:

Six months ended June 30, 2023	Hardware	Software	Service	Total
Total segment revenue	$30,482	$168,562	$6,346,590	$6,545,634
Inter-segment revenue	(30,482)	(85,817)	-	(116,299)
Revenue from external customer contracts	$-	$82,745	$6,346,590	$6,429,335
Timing of revenue recognition
At a point in time	$-	$82,745	$-	$82,745
Over time	-	-	6,346,590	6,346,590
	$-	$82,745	$6,346,590	$6,429,335

Six months ended June 30, 2022	Hardware	Software	Service	Total
Total segment revenue	$2,668,638	$5,050,491	$6,201,618	$13,920,747
Inter-segment revenue	(119,817)	-	-	(119,817)
Revenue from external customer contracts	$2,548,821	$5,050,491	$6,201,618	$13,800,930
Timing of revenue recognition
At a point in time	$2,548,821	$5,050,491	$-	$7,599,312
Over time	-	-	6,201,618	6,201,618
	$2,548,821	$5,050,491	$6,201,618	$13,800,930

b)	Contract assets and liabilities

The Group has recognized the following revenue-related contract assets and liabilities:

	June 30, 2023	December 31, 2022
Contract assets:
Contract assets relating to service contracts	$4,551,822	$725,441
Contract liabilities:
Contract liabilities relating to service contracts	$113,221	$58,475

~30~

Revenue recognized that was included in the contract liability balance at the beginning of the period:

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
Revenue recognized that was included in the contract liability balance at the beginning of the period
Service revenue	$-	$20,194

c)	Significant changes in contract assets

The increase in contract assets during the six months period ended June 30, 2023 was attributed to new projects having the progress of the contract activities ahead of the agreed payment schedule.

d)	Unfulfilled long-term contracts

Aggregate amount of the transaction price allocated to long-term service contracts that are partially or fully unsatisfied as of June 30, 2023 and December 31, 2022, amounting to $297,625,982 and $6,627,577, respectively. Management expects that the transaction price allocated to the unsatisfied contracts as of June 30, 2023 and December 31, 2022, will be recognized as revenue from the second- half of 2023 to 2027 and from year 2023 to 2027, respectively. Except for the abovementioned contracts, all other service contracts are for periods of one year or less or are billed based on the amount of time incurred.

18.	Other gains - net

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
Net currency exchange gains	$160,502	$705,601
Gains on financial assets and liabilities at fair value through profit or loss	616,686	-
Loss on disposal of property, plant and equipment	(257)	-
Other losses	(10,475)	(75,672)
	$766,456	$629,929

~31~

19.	Finance costs

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022
Interest expense:
Bank borrowings	$279,888	$275,653
Loan from shareholders	96,587	187,500
Lease liabilities	71	895
	$376,546	$464,048

20.	Expenses by nature

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022

Employee benefit expense	$7,829,288	$5,973,286
Professional services expenses	3,303,809	2,178,586
Insurance expenses	913,813	20,618
Outsourcing charges	845,980	4,022,732
Amortization expenses on intangible assets	406,573	1,030,193
Traveling expense	324,681	93,428
Depreciation expenses on property, plant and equipment	313,574	3,393,739
Change in inventory of finished goods	11,781	5,203,829
Depreciation expenses on right-of-use asset	8,328	26,654
Others	608,609	326,650
	$14,566,436	$22,269,715

~32~

21.	Employee benefit expense

	Six months ended June 30, 2023
	Cost of revenue	Operating expenses	Total
Wages and salaries	$2,050,078	$4,870,098	$6,920,176
Labour and health insurance expenses	45,183	506,193	551,376
Pension	28,439	182,130	210,569
Share option expenses	-	38,053	38,053
Other personnel expenses	-	109,114	109,114
	$2,123,700	$5,705,588	$7,829,288

	Six months ended June 30, 2022
	Cost of revenue	Operating expenses	Total
Wages and salaries	$87,074	$4,940,647	$5,027,721
Labour and health insurance expenses	9,218	395,730	404,948
Pension	5,121	229,273	234,394
Share option expenses	-	184,943	184,943
Other personnel expenses	-	121,280	121,280
	$101,413	$5,871,873	$5,973,286

22.	Income tax

a)	Taiwan taxation

Taiwan profits tax has been provided for at the rate of 20% on the estimated assessable profits.

b)	Hong Kong taxation

Hong Kong profits tax has been provided for at the rate of 16.5% on the estimated assessable profits.

c)	Japan taxation

Japan profits tax has been provided for at the rate of 30.62% on the estimated assessable profits.

d)	United States taxation

United States profits tax has been provided for at the rate of 29.84% on the estimated assessable profits.

e)	United Kingdom taxation

United Kingdom profits tax has been provided for at the rate of 19% on the estimated assessable profits.

~33~

f)	Income tax expense

Components of income tax expense:

	Six months ended	Six months ended
	June 30, 2023	June 30, 2022

Current tax:
Current tax on profits for the period	$2,172	$2,258
Prior year income tax overestimation	-	(1,898)
Total current tax	2,172	360

Deferred tax:
Origination and reversal of temporary differences	-	366,631
Effect of exchange rates	-	(10,861)
Total deferred tax	-	355,770
Income tax expense	$2,172	$356,130

23.	Loss per share

	Six months ended June 30, 2023
	Amount after tax	Weighted average number of ordinary shares outstanding	Loss per share
Basic/diluted loss per share
Basic/diluted loss per share Loss attributable to the parent (Note2)	$(7,269,758)	68,747,422	$(0.11)

	Six months ended June 30, 2022
	Amount after tax	Weighted average number of ordinary shares outstanding	Loss per share
Basic/diluted loss per share
Basic/diluted loss per share Loss attributable to the parent (Note2)	$(8,636,040)	29,878,512	$(0.29)

~34~

Note 1:	On the Closing Date, pursuant to the business combination agreement, the Company effected in the form of capital recapitalization and issued 65,000,000 ordinary shares in total (the conversion ratio approximately of 4.82 on the shares of the Company’s ordinary share). Each eligible shareholder of record on the Closing Date, including preference shares converted into ordinary shares in accordance with the Company’s organizational documents and employees who holds granted share options, received approximately 4.82 shares of ordinary share for each share of ordinary share then held or as converted. The increase in the number of ordinary shares outstanding due to the capital recapitalization are adjusted retrospectively in the calculation of basic and diluted loss per share for all periods presented based on the new number of shares. Refer to Note 15 for more information on the capital recapitalization.

Note 2:	Warrant liabilities were excluded in the computation of diluted loss per share for the six months period ended June 30, 2023. Employee share options were excluded in the computation of diluted loss per share for the six months periods ended June 30, 2023 and 2022 and convertible preference shares were excluded in the computation of diluted loss per share the six month period ended June 30, 2022 since they were anti-dilutive. The number of shares that were excluded from the loss per share calculation above for the six months periods ended June 30, 2023 and 2022 that could be dilutive in the future were 11,157,919 shares and 32,851,194 shares, respectively.

24.	Supplemental cash flow information

Investing activities with partial cash payments:

	Six months ended	Six months ended
	June 30 2023	June 30 2022

Purchase of property, plant and equipment	$144,214	$2,952,138
Add: Opening balance of payable on equipment	79,517	128,013
Less: Ending balance of payable on equipment	(7,059)	(264,770)
Cash paid during the period	$216,672	$2,815,381

~35~

	Six months ended	Six months ended
	June 30 2023	June 30 2022
Acquisition of intangible assets	$9,414,720	$19,199
Add: Opening balance of payable on intangible assets	-	727,060
Less: Through share-based payment	(3,000,000)	-
Less: Ending balance of payable on intangible assets	(3,156,949)	(732,007)
Cash paid during the period	$3,257,771	$14,252

25.	Changes in liabilities from financing activities

	Liabilities
	Short-term borrowings	Long-term borrowings (including current portion)	Lease liabilities	Total
At January 1, 2023	$13,492,935	$10,360,684	$16,981	$23,870,600
Changes in cash flow from financing activities	1,798,993	(872,431)	(8,665)	917,897
Changes in other non-cash items	77,977	(77,977)	71	71
Impact of changes in foreign exchange rate	(180,685)	(136,919)	-	(317,604)
At June 30, 2023	$15,189,220	$9,273,357	$8,387	$24,470,964

	Liabilities
	Short-term borrowings	Long-term borrowings (including current portion)	Lease liabilities	Total
At January 1, 2022	$22,968,092	$12,829,264	$124,175	$35,921,531
Changes in cash flow from financing activities	867,694	(218,746)	(26,503)	622,445
Changes in other non-cash items	-	-	895	895
Impact of changes in foreign exchange rate	(1,481,262)	(738,842)	(8,532)	(2,228,636)
At June 30, 2022	$22,354,524	$11,871,676	$90,035	$34,316,235

~36~

26.	Related party transactions

a)	Names of related parties and relationship

Names of related parties	Relationship with the Company

Koh Sih-Ping (Note)	Other related party

Origin Rise Limited (Note)	Other related party

Asteria Corporation	Director of the Company

Note:	Origin Rise Limited, one of major shareholders of the Company, is controlled by its sole director, Koh Sih-Ping, who retired as the Director and Chief Executive Officer of the Company on September 9, 2022.

b)	The Group lists Koh Sih-Ping as the joint guarantor for its short-term borrowings and long-term borrowings as of June 30, 2023 and December 31, 2022. Please refer to Note 10 and Note 12 for further details.

The Company’s interest expense and interest payable related to the loan from related parties are as below:

	Six months ended June 30, 2023	Six months ended June 30, 2022
Interest expense	$96,587	$150,000

	June 30, 2023	December 31, 2022
Interest payable	$90,422	$-

c)	Please refer to Note 10 for further details on shareholder loans.

d)	Purchase of treasury shares

On December 5, 2022 (the “Effective Date”), the Agreement was made and entered into by and among the Company, Koh Sih-Ping and Origin Rise Limited that the Company purchased 2,814,895 ordinary shares held by Origin Rise Limited by transferring certain accounts receivables, property, plant and equipment, and intangible assets of the Company with value, on effective date, of $15,663,648, $12,287,359 and $1,629,133, respectively.

As of June 30, 2023, the Company has other receivable, amounting to $521,852, due from Koh Sih-Ping because the Company has obligation to pay related output tax under applicable law in same amount in relation to this transaction and this tax should be compensated by Koh Sih-Ping in accordance with the Agreement.

~37~

e)	Key management compensation

	Six months ended June 30 2023	Six months ended June 30 2022

Salaries and other short-term employee benefits	$848,150	$393,331
Post-employment benefits	1,629	7,495
Share option expenses	-	74,272
	$849,779	$475,098

27.	Pledged assets

The Group’s assets pledged as collateral are as follows:

	Book value
Pledged assets	June 30, 2023	December 31, 2022	Purpose
Time deposits (shown as ‘Financial assets at amortized cost’)	$8,859,457	$6,871,187	Performance guarantee, deposit letter of credit and short-term borrowings
Land	12,530,326	12,718,015	Long-term and short-term borrowings
Buildings and structures	2,326,538	2,400,646	Long-term and short-term borrowings
	$23,716,321	$21,989,848

28.	Significant contingent liabilities and unrecognized contract commitments

a)	The significant contingent liabilities incurred through the acquisition of intangible assets are provided in Note 9.

b)	The significant unrecognized contract commitments are listed below:

i)	As of June 30, 2023 and December 31, 2022, the guaranteed notes secured for service project or warranty of NSGUARD amounted to $57,747 and $58,613, respectively.

ii)	As of June 30, 2023, the banker’s letter of guarantee issued by the bank at the request of the Company amounted to $2,000,000.

iii)	As of June 30, 2023 and December 31, 2022, the banker’s letter of guarantee issued by the bank at the request of Gorilla Taiwan amounted to $839,431 and $1,739,982, respectively.

iv)	As of June 30, 2023 and December 31, 2022, the banker’s letter of guarantee issued by the bank at the request of NSGUARD amounted to $1,038,225 and $1,204,877, respectively.

~38~

v)	As of June 30, 2023, the Company issued a promissory note of $3,000,000 under the shareholder loan agreement with Asteria Corporation.

vi)	In June 2023, the Group signed a contract, with contract price approximately in the amount of EGP8.4 billion (272 million) in total, with the Government of Egypt to implement a Smart Government Security Convergence solution. The duration of the contract is a period of 3 years and the Group shall produce, supply, install, commission, startup and erect all the contacted items that perform in accordance with the requirements stipulated in the contract.

29.	Significant events after the reporting period

None.

30.	Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and to maintain an optimal capital structure to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including ‘current and non-current borrowings’ as shown in the consolidated balance sheet) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the consolidated balance sheet plus net debt.

The gearing ratios at June 30, 2023 and December 31, 2022 were as follows:

	June 30, 2023	December 31, 2022
Total borrowings	$24,462,577	$23,853,619
Less: Cash and cash equivalents	10,268,581	22,996,377
Net debt	14,193,996	857,242
Total equity	29,077,222	28,543,183
Total capital	$43,271,218	$29,400,425
Gearing ratio	33%	3%

~39~

31.	Financial instruments

a)	Financial instruments by category

	June 30, 2023	December 31, 2022
Financial assets
Financial assets at fair value through profit or loss	$1,053,621	$1,073,229
Financial assets at amortized cost (Note)	32,853,607	44,778,794
	$33,907,228	$45,852,023

	June 30, 2023	December 31, 2022
Financial liabilities
Financial liabilities at amortized cost (Note)	$33,628,520	$34,149,747
Warrant liabilities	1,328,165	2,042,410
	$34,956,685	$36,192,157

Note:	Financial assets at amortized cost include cash and cash equivalents, financial assets at amortized cost, accounts receivable, other receivables and guarantee deposits. Financial liabilities at amortized cost include short-term borrowings, notes and accounts payable, other payables and long-term borrowings (including current portion).

b)	Financial risk management policies

i)	The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial condition and financial performance.

ii)	Risk management is carried out by a central treasury department (Group treasury) under policies approved by the Board of Directors. Group treasury identifies and evaluates financial risks in close cooperation with the Group’s operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas and matters, such as foreign exchange risk, interest rate risk, credit risk, use of non-derivative financial instruments, and investment of excess liquidity.

~40~

c)	Significant financial risks and degrees of financial risks

i)	Market risk

Foreign exchange risk

1.	The Group’s businesses involve some non-functional currency operations (the Company’s and certain subsidiaries’ functional currency: USD; other certain subsidiaries’ functional currency: NTD). The information on assets and liabilities denominated in foreign currencies whose values would be materially affected by the exchange rate fluctuations is as follows:

	June 30, 2023
	Foreign currency
	amount		Book value
	(in thousands)	Exchange rate	(USD)
(Foreign currency: functional currency)
Financial assets Monetary items
NTD:USD	$520,217	0.032	$16,689,683
Financial liabilities Monetary items
NTD:USD	318,884	0.032	10,230,479

	December 31, 2022
	Foreign currency
	amount		Book value
	(in thousands)	Exchange rate	(USD)
(Foreign currency: functional currency)
Financial assets Monetary items
NTD:USD	$563,120	0.033	$18,336,686
Financial liabilities Monetary items
NTD:USD	44,465	0.033	1,447,905

2.	The total exchange gains (including realized and unrealized) arising from significant foreign exchange variation on the monetary items held by the Group for the six months periods ended June 30, 2023 and 2022 amounting to $160,502 and $705,601, respectively.

~41~

3.	Analysis of foreign currency market risk arising from significant foreign exchange variation:

	Six months ended June 30, 2023
	Sensitivity analysis
	Degree of	Effect on profit or loss	Effect on other comprehensive
	variation	(USD)	income
(Foreign currency: functional currency)
Financial assets Monetary items
NTD:USD	1%	$166,897	$-
Financial liabilities Monetary items
NTD:USD	1%	$102,305	$-

	Six months ended June 30, 2022
	Sensitivity analysis
	Degree of	Effect on profit or loss	Effect on other comprehensive
	variation	(USD)	income
(Foreign currency: functional currency)
Financial assets Monetary items
NTD:USD	1%	$189,502	$-
Financial liabilities Monetary items
NTD:USD	1%	$126,226	$-

Price risk

As of June 30, 2023 and December 31, 2022, the Group is not exposed to material price risk of equity instrument.

Cash flow and interest rate risk

The Group held short-term borrowings with variable rates (excluding loan from shareholders with fixed interest rate), of which short-term effective rate would change with market interest rate, and then affect the future cash flow. Every 1% increase in the market interest rate would result to an increase of $48,757 and $89,418 in the cash outflow for the six months periods ended June 30, 2023 and 2022, respectively.

~42~

ii)	Credit risk

1.	Credit risk refers to the risk of financial loss to the Group arising from default by the clients or counterparties of financial instruments on the contract obligations. The main factor is that counterparties could not repay in full the accounts receivable based on the agreed terms.

2.	The Group manages its credit risk taking into consideration the entire Group’s concern. For banks and financial institutions, only independently rated parties with at least BBB+ credit rating determined by Standard & Poor’s are accepted. According to the Group’s credit policy, each local entity in the Group is responsible for managing and analyzing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board of Directors. The utilization of credit limits is regularly monitored.

3.	The Group adopts the following assumption under IFRS 9 to assess whether there has been a significant increase in credit risk on that instrument since initial recognition: If the domestic and foreign contract payments were past due over 180 days based on the terms, there has been a significant increase in credit risk on that instrument since initial recognition.

4.	The Group adopts the assumption under IFRS 9, that is, the default occurs when the contract payments are past due over one year. Longer payment terms are given to customers and default barely occurred even though the contract payments are past due within one year in the past because of the industry characteristics of the Group and positive long-term relationship with customers. Therefore, a more lagging default criterion is appropriate to determine the risk of default occurring.

5.	The Group classifies customer’s accounts receivable in accordance with customer types. The Group applies the modified approach using the provision matrix and loss rate methodology to estimate expected credit loss.

6.	The Group used the forecastability to adjust historical and timely information to assess the default possibility of accounts receivable. On June 30, 2023 and December 31, 2022, the provision matrix are as follows:

				Over 366
		Up to 180	Up to 365	days past
	Not past due	days past due	days past due	due	Total
At June 30, 2023
Expected loss rate	0.05%~2.7%	0.11%~75%	2.1%~100%	100%
Total book value	$9,148,437	$3,668,018	$769,196	$402,906	$13,988,557
Loss allowance	248,444	406,006	423,815	402,906	1,481,171

~43~

				Over 366
		Up to 180	Up to 365	days past
	Not past due	days past due	days past due	due	Total
At December 31, 2022
Expected loss rate	0.03%~6.3%	0.15%~100%	1.4%~100%	100%
Total book value	$11,022,374	$4,091,598	$409,418	$-	$15,523,390
Loss allowance	324,060	754,722	402,997	-	1,481,779

7.	Movements in relation to the Group applying the modified approach to provide loss allowance for accounts receivable are as follows:

2023
Accounts receivable
At January 1	$1,481,779
Effect of foreign exchange	(608)
At June 30	$1,481,171

2022
Accounts receivable
At January 1	$1,486,291
Effect of foreign exchange	(3,139)
At June 30	$1,483,152

8.	The Group’ s credit risk exposure in relation to contract assets under IFRS 9 as at June 30, 2023 and December 31, 2022 are immaterial.

9.	The Group held cash and cash equivalents and financial assets at amortized cost of $19,128,038 and $29,867,564 with banks as at June 30, 2023 and December 31, 2022, respectively, which are considered to have low credit risk. The balances are measured on 12-months expected credit losses and subject to immaterial credit loss.

10.	Other receivables and guarantee deposits of $1,218,183 and $869,619 as at June 30, 2023 and December 31, 2022, respectively, are considered to have low credit risk. The other receivables and other non-current assets are measured on 12-months expected credit losses and subject to immaterial credit loss.

iii)	Liquidity risk

1.	Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group treasury. Group treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants on any of its borrowing facilities. Such forecasting takes into consideration the Group’s debt financing plans, covenant compliance, compliance with internal balance sheet ratio targets.

~44~

2.	Please refer to Note 10 for undrawn borrowing facilities as at June 30, 2023 and December 31, 2022.

3.	The table below analyzes the Group’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date for non-derivative financial liabilities. The amounts disclosed in the table are the contractual undiscounted cash flows.

Non-derivative financial liabilities: June 30, 2023	Less than 1 year	Over 1 year
Lease liabilities	$8,481	$-
Long-term borrowings (including current portion)	3,013,535	7,536,357

Non-derivative financial liabilities: December 31, 2022	Less than 1 year	Over 1 year
Lease liabilities	$17,183	$-
Long-term borrowings (including current portion)	2,365,972	9,461,319

Except for the above, the Group’s non-derivative financial liabilities are due less than 1 year.

4.	The Group does not expect the timing of occurrence of the cash flows estimated through the maturity date analysis will be significantly earlier, nor expect the actual cash flow amount will be significantly different.

32.	Fair value information

A.	The different levels that the inputs to valuation techniques are used to measure fair value of financial and non-financial instruments have been defined as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date. A market is regarded as active where a market in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Unobservable inputs for the asset or liability. The fair value of the Group’s investment in a rent-a-captive company without active market is included in Level 3.

~45~

B.	The carrying amounts of the Group’s financial assets and financial liabilities not measured at fair value are approximate to their fair values which are provided in Note 31.

C.	The related information of financial instruments measured at fair value by level on the basis of the nature, characteristics and risks of the assets and liabilities at June 30, 2023 and December 31, 2022 is as follows:

(a)	The related information of natures of the assets and liabilities is as follows:

June 30, 2023	Level 1	Level 2	Level 3	Total
Assets
Recurring fair value measurements
Financial assets at fair value through profit or loss
Investment in a rent-a-captive company	$-	$-	$1,053,621	$1,053,621

Liabilities
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
Warrant liabilities	$1,328,165	$-	$-	$1,328,165

December 31, 2022	Level 1	Level 2	Level 3	Total
Assets
Recurring fair value measurements
Financial assets at fair value through profit or loss
Investment in a rent-a-captive company	$-	$-	$1,073,229	$1,073,229

Liabilities
Recurring fair value measurements
Financial liabilities at fair value through profit or loss
Warrant liabilities	$2,042,410	$-	$-	$2,042,410

(b)	The methods and assumptions the Group used to measure fair value of warrant liabilities categorized within Level 1 are based on market quoted closing price.

(c)	The methods and assumptions the Group used to measure fair value of investment in a rent-a-captive company categorized within Level 3 are based on net asset value.

~46~

(d)	The output of valuation model is an estimated value and the valuation technique may not be able to capture all relevant factors of the Group’s financial and non-financial instruments. Therefore, the estimated value derived using valuation model is adjusted accordingly with additional inputs, for example, model risk or liquidity risk and etc. In accordance with the Group’s management policies and relevant control procedures relating to the valuation models used for fair value measurement, management believes adjustment to valuation is necessary in order to reasonably represent the fair value of financial and non-financial instruments at the consolidated balance sheet. The inputs and pricing information used during valuation are carefully assessed and adjusted based on current market conditions.

(e)	The Group takes into account adjustments for credit risks to measure the fair value of financial and non-financial instruments to reflect credit risk of the counterparty and the Group’s credit quality.

(f)	For the six months period ended June 30, 2023, there was no transfer between Level 1 and Level 2.

D.	The following table represents the changes in Level 3 instrument for the six months period ended June 30, 2023:

2023
Financial assets at fair value through profit or loss
At January 1	$1,073,229
Losses recognized in profit or loss	(19,608)
At June 30	$1,053,621

The Group is in charge of valuation procedures for fair value measurements being categorized within Level 3, which is to verify independent fair value of financial instruments. Such assessment is to ensure the valuation results are reasonable by applying independent information to make results close to current market conditions, confirming the resource of information is independent, reliable and in line with other resources and represented as the exercisable price, and frequently calibrating valuation model, performing back-testing, updating inputs used to the valuation model and making any other necessary adjustments to the fair value. Finance Department of the Group set up valuation policies, valuation processes and rules for measuring fair value of financial instruments and ensure compliance with the related requirements in IFRS.

~47~

E.	The following is the qualitative information of significant unobservable inputs and sensitivity analysis of changes in significant unobservable inputs to valuation model used in Level 3 fair value measurement:

	Fair value at		Significant	Range	Relationship of
	June 30, 2023	Valuation technique	unobservable input	(weighted average)	inputs to fair value
Investment in a rent-a-captive company	$1,053,621	Net asset value	Not applicable	Not applicable	Not applicable

	Fair value at		Significant	Range	Relationship of
	December 31,	Valuation	unobservable	(weighted	inputs to fair
	2022	technique	input	average)	value
Investment in a rent-a-captive company	$1,073,229	Net asset value	Not applicable	Not applicable	Not applicable

The Group has carefully assessed the valuation models and assumptions used to measure fair value, and the expected changes in fair value are insignificant even if there are reasonably possible changes in inputs.

33.	Segment Information

a)	General information

The Group uses the product line as basis for providing information to the chief operating decision-maker. The Group currently divides the sales order district into three major product lines: video IoT, security convergence and other. The chief operating decision-maker makes decision concerning financial management as well as evaluation of the business performance based on these three product lines; therefore, the reportable segments are video IoT, security convergence and other.

b)	Measurement of segment information

The Group evaluates the performance of the operating segments based on a measure of revenue and income before tax, in a manner consistent with that in the statement of income. The accounting policies of the operating segments are in agreement with the significant accounting policies in the consolidated financial statements for the year ended December 31, 2022. Sale transactions among segments are based on arms-length principle.

~48~

c)	Reconciliation of segment income, assets and liabilities

The segment information provided to the chief operating decision-maker for the reportable segments is as follows:

	Six months ended June 30, 2023
			Other segment	Adjustment and
	Security Convergence	Video IoT	(Note 1)	write-off (Note 2)	Consolidation
Revenue from external customers	$4,971,940	$1,457,395	$-	$-	$6,429,335
Inter-segment revenue	85,817	30,482	-	(116,299)	-
Total segment revenue	$5,057,757	$1,487,877	$-	$(116,299)	$6,429,335
Segment loss before tax	$(948,206)	$(5,970)	$(6,313,410)	$-	$(7,267,586)
Segment including :
Depreciation	$(249,437)	$(68,639)	$(3,826)	$-	$(321,902)
Amortization	$(24,021)	$(7,552)	$(375,000)	$-	$(406,573)
Interest income	$124,216	$40,622	$235,678	$-	$400,516
Interest expense	$(226,547)	$(53,412)	$(96,587)	$-	$(376,546)
Tax expense	$-	$-	$(2,172)	$-	$(2,172)
Segment assets	$35,950,283	$18,834,567	$50,250,746	$(40,472,530)	$64,563,066
Segment liabilities	$29,668,610	$21,389,037	$23,088,311	$(38,660,114)	$35,485,844

	Six months ended June 30, 2022
			Other segment	Adjustment and
	Security Convergence	Video IoT	(Note 1)	write-off (Note 2)	Consolidation
Revenue from external customers	$6,874,920	$6,926,010	$-	$-	$13,800,930
Inter-segment revenue	119,817	-	-	(119,817)	-
Total segment revenue	$6,994,737	$6,926,010	$-	$(119,817)	$13,800,930
Segment loss before tax	$(1,719,657)	$(4,058,139)	$(2,502,114)	$-	$(8,279,910)
Segment including :
Depreciation	$(1,289,474)	$(2,130,919)	$-	$-	$(3,420,393)
Amortization	$(499,814)	$(530,379)	$-	$-	$(1,030,193)
Interest income	$1,293	$8,715	$1,949	$-	$11,957
Interest expense	$(105,632)	$(170,916)	$(187,500)	$-	$(464,048)
Tax expense	$(23,366)	$(330,507)	$(2,257)	$-	$(356,130)
Segment assets	$35,363,269	$55,173,715	$54,962,700	$(59,674,078)	$85,825,606
Segment liabilities	$36,038,406	$48,388,812	$15,594,541	$(50,798,212)	$49,223,547

Note 1:	Other segment is composed of holding companies and oversea subsidiaries which are excluded from reportable segments of Security Convergence or Video IoT.

Note 2:	Adjustment and write-off represents elimination for intercompany transactions for consolidation purpose.

d)	Reconciliation for segment income (loss)

i)	Sales between segments are carried out at arm’s length. The revenue from external customers reported to the chief operating decision-maker is measured in a manner consistent with that in the statement of comprehensive income.

ii)	Please refer to Note 33 c) for information on total consolidated profit or loss after reconciliation and reconciliation for profit after tax of reportable segments during the current period.

e)	Information on product and service

The main businesses of the Group are providing information, software and data processing services. Please refer to Note 17 for the disclosure information by products and services.

~49~

Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Gorilla’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included in Exhibit 99.2 of our Report of Foreign Private Issuer on Form 6-K filed on August 17, 2023 and our Annual Report on Form 20-F for the year ended December 31, 2022 (“2022 Form 20-F”). Some of the information contained in this discussion and analysis, including information with respect to Gorilla’s planned investments in its research and development, sales and marketing, and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements and Risk Factor Summary” and “Risk Factors” in our 2022 Form 20-F for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In this section the “Company,” “we,” “us” and “our” refer to Gorilla.

Overview

Gorilla Technology Group Inc. is a market-leading provider of video intelligence, Internet of Things (IoT) security and edge content management in the Asia Pacific region with operations and established distribution and sales channels in other key regions across the globe.

We have operated in the field of video analytics since our incorporation in 2001. As video moved from analog to digital formats, we leveraged this core competency to create innovative and business transformative technology utilizing artificial intelligence (AI) and edge AI computing.

Our developed technologies in edge AI computing, video analytics and operational technology (OT) security are the backbone of our suite of product and service solutions for our diversified customer base of commercial, industrial, municipal and government entities. We partner with industry leading companies from cloud infrastructure providers, telecoms, chipset vendors and storage manufacturers to provide end-to-end solutions for different verticals. Our machine learning and deep learning proprietary algorithms underpin our product and service offerings which help our customers to securely move, store and analyze data for actionable use in biometric authentication, account management, device management, business intelligence, and other applications.

We generate our revenue from the sale of hardware, software and services to customers directly under sale contracts and through resellers and distributors under reseller agreements and distribution agreements. Our two primary business segments include Video IoT and Security Convergence. For additional details see the section titled “— Sales and Marketing” below.

Trends and Key Factors Affecting Gorilla’s Performance

The performance of our business depends on a number of factors, such as the following.

Adoption of Gorilla’s product and service offering

Gorilla’s future success depends on a large part on the market adoption of our product and services and the level to which they can be integrated into their pre-existing information technology (“IT”) and operational technology infrastructure. While Gorilla sees growing demand for our platform, particularly from large enterprises, seeking access to our product and service offerings, it is difficult to predict customer adoption rates and future demand. We believe that the benefits of our platform put it in a strong position to capture the significant market opportunity ahead.

Recurring revenue from existing customers

Gorilla’s diverse base of customers represents a significant opportunity for further adoption of our broad product and service offerings. While we have seen an increase in the number of our customers, we believe that there is a substantial opportunity to expand the sale of our products and services among our existing customers. We plan to continue investing in our direct sales force to encourage increased sales among our existing customers.

Once utilized, Gorilla’s customers often expand their use more broadly within the enterprise as they identify new cases and realize the benefits of our products and services. In any given period, there is a risk that customer consumption of our products and services will be lower than we expect, which may cause fluctuations in Gorilla’s revenue and results of operations. Gorilla’s ability to increase usage of our products and services by existing customers, and, in particular, by large enterprise customers, will depend on a number of factors, including customers’ satisfaction, competition, pricing, overall changes in our customers’ spending levels and the effectiveness of our sales and marketing efforts.

In addition, changes in spending policies, budget priorities and funding levels, including current and future stimulus packages, are key factors influencing the purchasing levels of Government customers.

Expansion of Gorilla’s geographic coverage and customer base/Acquiring new customers

We believe there is a substantial opportunity to further grow our customer base by continuing to make significant investments in sales, marketing and brand awareness. Gorilla’s ability to attract new customers will depend on a number of factors, including our success in recruiting and scaling our sales and marketing organization and competitive dynamics in our targeted new geographical markets. We intend to expand our direct sales force, with a focus on increasing sales in targeted geographies and customer segments. We may not achieve anticipated revenue growth from expanding our sales force to focus on large enterprises if we are unable to hire, develop, integrate, and retain talented and effective sales personnel; if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time; or if our sales and marketing programs are not effective.

Investing in growth and scaling our business

We are focused on our long-term revenue potential. We believe that our market opportunity is large, and we will continue to invest significantly in scaling across all organizational functions in order to grow our operations both domestically and internationally. We have a history of introducing successful new features and capabilities on our platform, and we intend to continue to invest heavily into research and development & sales and marketing to grow our business to take advantage of our expansive market opportunity rather than optimize for profitability or cash flow in the near future.

Key Business Metric(s)

Gorilla monitors a number of financial and non-financial key business metric to measures on a regular basis in order to help it evaluate its business and growth trends, establish budgets, measure the effectiveness of its sales and marketing efforts, and assess operational efficiencies. We believe that the most important of these measures include gross margin, operating margin, net income (loss) as well as the non-financial key metric discussed below which may differ from other similarly titled metrics used by other companies, securities analysts or investors.

Number of contracts of sale

Gorilla will continue to monitor the number of direct and indirect agreements with customers for the provision of our suite of products and services. The number of agreements will directly impact the results of operations, including revenues and gross margins for the foreseeable future.

Number of strategic partnerships with industry leaders

Gorilla will monitor the number of partnerships held with leading companies within the cloud infrastructure providers, telecoms, chipset vendors and storage manufacturers for the provision of our technology. The number of partnerships will influence the dissemination of our product and service offering and will impact future revenue and gross margins.

2

Six Months Overview

The results of certain key business metrics are as follows:

	Six months ended
	June 30
Items	2023	2022
	(dollars in thousands)
Revenue	$6,429	$13,801
Cost of revenue	(3,250)	(9,227)
Gross margin	3,179	4,574
Operating expense	10,470	12,402
Operating loss	(7,291)	(7,828)
Net loss	$(7,270)	$(8,636)
Number of contracts of sales	81	183

Impact of COVID-19

Our financial performance has been affected by the outbreak of COVID-19. The Company’s significant operation is in Taiwan, which has been affected by the spread of COVID-19 since 2020. More broadly, the COVID-19 pandemic has affected almost all countries of the world, and resulted in border closures, production stoppages, workplace closures, movement controls and other measures imposed by the various governments.

Resultantly, COVID-19 has disrupted our operations and the operations of our suppliers, customers, and other business partners and may continue to do so for an indefinite period of time, including as a result of travel restrictions and/or business shutdowns.

Gorilla has experienced, and may continue to experience, an adverse impact on certain parts of its business following the implementation of shelter-in-place orders to mitigate the outbreak of COVID-19, including a lengthening of the sales cycle for some prospective customers and delays in the delivery of professional services and trainings to Gorilla’s customers.

While a reduction in operating expenses may have an immediate positive impact on our results of operations, we do not yet have visibility into the full impact this will have on our business. We cannot predict how long we will continue to experience these impacts as shelter-in-place orders and other related measures are expected to change over time. Our results of operations, cash flows, and financial condition have not been adversely impacted to date. However, as certain of our customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may continue to decrease or delay their spending, request pricing discounts, or seek renegotiations of their contracts, any of which may result in decreased revenue and cash receipts for Gorilla. In addition, we may experience customer losses, including due to customer bankruptcies or customers ceasing operations, which may result in an inability to collect accounts receivable from these customers. In addition, in response to the spread of COVID-19, we have required substantially all of our employees to work remotely to minimize the risk of the virus to our employees and the communities in which we operate. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, and business partners.

The global impact of COVID-19 continues to rapidly evolve, and Gorilla will continue to monitor the situation and the effects on our business and operations closely. Gorilla has considered the market conditions (including the impact of COVID-19) as of the balance sheet date, in making estimates and judgements on the recoverability of assets and provisions for sales and service contracts as of June 30, 2023. However, we do not yet know the full extent of potential impacts on our business or operations or on the global economy as a whole, particularly if the COVID-19 pandemic continues and persists for an extended period of time. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows, or financial condition. For additional details, see the section of this proxy statement/prospectus titled “Risk Factors.”

3

Components of Results of Operations

Revenue

Our primary sources of revenue are derived from the sale of hardware, software and services to customers directly under sales contracts, through resellers and distributors under reseller agreements and distribution and software license agreements, and through partnerships with system integrators under sales agreements.

Reseller

Under our typical reseller agreement, resellers purchase Gorilla products and sets their own prices for the end customer’s license of our product line. Resellers earn the difference on the purchase price from Gorilla and the price they set to provide the products and services to end customers. Warranty coverage is maintained by Gorilla. However, the reseller provides maintenance services to customers.

These contracts are automatically renewed for an additional year unless prior notice otherwise is given.

Distributors

Under our typical distribution and software license agreement, distributors purchase our products and are permitted to distribute, sell, bundle, promote and advertise our products directly to end customers. Distributors receive a discount on the purchase price and earn an agreed margin on the resale price. These contracts are automatically renewed for a year unless prior notice otherwise is given.

System integrators

Under our typical sales agreement, system integrators purchase our products and data services and are permitted to integrate our products and services with theirs to sell directly to their customers in their respective regions of operations.

As part of our sales contracts, system integrators receive a discount on the purchase price of our products and services which are then on-sold by the system integrators to their customers. These contracts are automatically renewed for a year unless prior 60-day notice is given by either party to terminate the agreement.

Cost of Revenue

Cost of revenue consists primarily of expenses associated with salaries, labor, health insurance fees, benefits for personnel, outsourcing costs, warranties and hardware such as servers and storage devices needed for total solutions. We expect that cost of revenue will increase in absolute dollars as our revenue grows and will vary from period-to-period as a percentage of revenue.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, share-based compensation, and sales commissions.

Research and Development

Research and development expenses consist primarily of personnel-related expenses associated with Gorilla’s research and development and product development teams, including salaries, benefits, bonuses, and share-based compensation. Research and development expenses also include contractor or professional services fees, third-party cloud infrastructure expenses incurred in developing Gorilla’s platform, and computer equipment, software, intellectual property rights, and subscription services dedicated for use by its research and development and organization. Gorilla expects that our research and development expenses will increase as a percentage of our annual sales as our business grows and related labor cost increases due to the inflation and competitive employment market demands for talented people and will continue to maintain a relatively large expenditure to maintain our innovative approach to the market.

4

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related expenses associated with Gorilla’s sales and marketing staff, including salaries, benefits, bonuses, share-based compensation and travel. Marketing expenses also include third-party software tools required for marketing automation and consultation and advertising costs. Gorilla expects these costs to increase over time as our expansion into different markets continues and additional tools and personnel are implemented.

In addition to the costs paid to our directly employed sales and marketing staff, we contract with sales representatives to support marketing activities for Gorilla in specific regions and territories. We license these representatives to use our software to market, promote and solicit orders of our product line on a non-transferable and non-sub-licensable and limited basis. The contracts are not automatically renewed. We pay these sales representatives commission on their sales, which are included in our sales and marketing expenses.

Gorilla expects increases in sales and marketing expenses with:

●	the establishment of sales support operations for AI manufacturer ecosystems in Taiwan, Indonesia, Thailand, Malaysia, Singapore, Japan, US, Vietnam, Europe and MENA; and

●	enhancement of technical support for AI models to device manufacture, AI Appliances to distributors and system integrators, and AI SaaS to telecommunication and managing service providers in US, Europe, Middle East and Africa, Latin America, India and expand the local support in Australia, Thailand, Indonesia, Singapore, Malaysia, Vietnam and Japan.

Prior to the disruption of international travel caused by the COVID-19 pandemic, sales and marketing expenses also included international travel of personnel and expenses related to trade shows, demonstrations and other marketing events. Gorilla expects that our sales and marketing expenses will grow in absolute dollars as well as a percentage of its revenue over time as Gorilla grows its business.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for Gorilla’s finance, legal, human resources, facilities and administrative personnel, including salaries, benefits, bonuses, and share-based compensation. General and administrative expenses also include external legal, accounting, bookkeeping and other professional services fees, software and subscription services dedicated for use by Gorilla’s general and administrative functions, and other corporate expenses. General and administrative expenses also include allocated overhead costs.

Following the closing of the Business Combination, there have been additional expenses incurred as a result of becoming a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. We expect that our general and administrative expenses will increase in absolute dollars as our business grows.

Financial Income (Expense), Net

Financial income (expense), net consists primarily of interest expenses relating to Gorilla’s short-term and long-term borrowings and bank facilities, as well as interest income relating to bank deposits.

Income Tax Benefit (Expense)

Income tax benefit (expense) consists primarily of income taxes in certain foreign and state jurisdictions in which Gorilla conducts business. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

5

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in Exhibit 99.2 of our Report of Foreign Private Issuer on Form 6-K filed on August 17, 2023 and our 2022 Form 20-F. The following table sets forth Gorilla’s consolidated results of operations data for the periods presented:

Six Months Ended June 30, 2023 Compared with to Six Months Ended June 30, 2022

The following table summarizes our historical results of operations for the periods indicated:

	Six months ended June 30				Change	Change
Items	2023		2022		$	%
	Dollars in Thousands	Percentage of Net Revenue	Dollars in Thousands	Percentage of Net Revenue
Revenue	$6,429	100.0%	$13,801	100.0%	(7,372)	-53.4%
Cost of revenue	(3,250)	-50.6%	(9,227)	-66.9%	5,977	-64.8%
Gross margin	3,179	49.4%	4,574	33.1%	(1,395)	-30.5%
Operating expense	10,470	162.9%	12,402	89.9%	(1,932)	-15.6%
Financial income (expense), net	24	0.4%	(452)	-3.3%	476	-105.3%
Loss for the period	$(7,270)	-113.1%	$(8,636)	-62.6%	1,366	-15.8%
Total comprehensive loss for the period	$(7,455)	-116.0%	$(9,511)	-68.9%	2,056	-21.6%

Net Revenue:

Net revenue by segment, in dollars and as a percentage of total net revenue, and the period-over-period dollar and percentage change in net revenue are as follows:

	Six months ended June 30				Change	Change
	2023		2022		$	%
	Dollars in Thousands	Percentage of Net Revenue	Dollars in Thousands	Percentage of Net Revenue
Security Convergence	$4,972	77.3%	$6,875	49.8%	$(1,903)	-27.7%
Video IoT	$1,457	22.7%	$6,926	50.2%	$(5,469)	-79.0%
Total	$6,429	100.0%	$13,801	100.0%	$(7,372)	-53.4%

Our revenue decreased by $7.37 million, or -53.4%, to $6.43 million for the six months ended June 30, 2023 compared to approximately $13.8 million for the six months ended June 30, 2022. For segment disclosure, our revenue decreased by $1.9 million, or 27.7% in security convergence and decreased by $5.47 million, or -79% in Video IoT for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The primary reasons for the decrease in the revenue from the security convergence segment are decreases in hardware and software sales, while the primary reasons for the decrease in the revenue from the Video IoT segment are decreases in hardware, software and service sales. We have been trying to change in business focus to our security convergence segment starting from 2021 to pursue larger projects with healthy gross margins and to reduce hardware and software infrastructure and service for the Video IoT segment.

Our revenue decreased as we have transitioned out of marginal or unprofitable customers subsequent to the completion of Business Combination in July 2022. Additionally, major components of several non-government overseas projects were completed and revenue was recognized in the six months ended June 30, 2022. The revenue from new customers increased by $0.82 million, or 27.2%, to $3.83 million for the six months ended June 30, 2023 compared to approximately $3.01 million, for the six months ended June 30, 2022. The revenue from existing customers decreased by $8.19 million, or -75.9%, to $2.6 million for the six months ended June 30, 2023 compared to approximately $10.79 million, for the six months ended June 30, 2022. The primary reason for the increased revenue from new customers was due to the new contract signed with the Government of Egypt in June 2023 to implement a Smart Government Security Convergence solution. The primary reason for the decreased revenue from existing customers was due to more revenues recognized during the first two quarters of 2022 compared to 2023 as the projects were near the completion stage with only small remaining amount to be recognized in 2023.

6

Cost of Revenue:

Cost of revenue by segment, in dollars and as a percentage of total net revenue, and the period-over-period dollar and percentage change in cost of revenue are as follows:

	Six months ended June 30				Change	Change
	2023		2022		$	%
	Dollars in Thousands	Percentage of Net Revenue	Dollars in Thousands	Percentage of Net Revenue
Security Convergence	$2,509	50.5%	$4,810	70.0%	$(2,301)	-47.8%
Video IoT	$741	50.9%	$4,417	63.8%	$(3,676)	-83.2%
Total	$3,250	50.6%	$9,227	66.9%	$(5,977)	-64.8%

Our cost of revenue decreased by $5.98 million, or -64.8%, to $3.25 million for the six months ended June 30, 2023, compared to $9.23 million for the six months ended June 30, 2022. For segment disclosure, our cost of revenue decreased by $2.3 million, or 47.8% in security convergence and decreased by $3.68 million, or -83.2% in Video IoT for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The primary reason for the decrease in the cost of revenue from the security convergence segment is the decrease in hardware and software cost associated with a few oversea sales which were completed in the six months ended June 30, 2022. The primary reason for the decrease in the cost of revenue from Video IoT segment is the decrease in hardware, software and service costs associated with the overall decrease in the revenue in this segment.

Gross Margin:

Gross margin by segment, in dollars and as a percentage of total net revenue, and the period-over-period dollar and percentage change in gross margin are as follows:

	Six months ended June 30				Change	Change
	2023		2022		$	%
	Dollars in Thousands	Percentage of Net Revenue	Dollars in Thousands	Percentage of Net Revenue
Security Convergence	$2,463	49.5%	$2,065	30.0%	$398	19.3%
Video IoT	$716	49.1%	$2,509	36.2%	$(1,793)	-71.5%
Total	$3,179	49.4%	$4,574	33.1%	$(1,395)	-30.5%

Our gross margin decreased by $1.4 million to $3.18 million for the six months ended June 30, 2023, compared to $4.57 million for the six months ended June 30, 2022. As a percentage of net revenue, gross margin increased 1,630 basis points to 49.4% for the six months ended June 30, 2023. The decrease in revenue was outpaced by the decrease in cost of revenue leading to an increase in gross margin.

For segment disclosure, as a percentage of net revenue, gross margin of our security convergence segment increased 1,950 basis points to 49.5% for the six months ended June 30, 2023. The increase in gross margin was primarily driven by the composition of less hardware costs incurred according to project implementation timeline.

As a percentage of net revenue, gross margin of our video IoT segment increased 1,290 basis points to 49.1% for the six months ended June 30, 2023. The increase in gross margin was primarily driven by the continuous sales portfolio adjustment to reduce the composition of hardware costs.

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Operating Expenses:

	Six months ended June 30
	2023	2022	Change	Change
	Dollars in Thousands		$	%
Research and development	$2,773	$7,767	$(4,994)	-64.3%
Sales and marketing	$901	$1,981	$(1,080)	-54.5%
General and administrative	$7,642	$3,295	$4,347	131.9%
Other income, net	$(79)	$(11)	$(68)	618.2%
Other gains, net	$(767)	$(630)	$(137)	21.7%
Operating expense	$10,470	$12,402	$(1,932)	-15.6%
Financial income (expense), net	$24	$(452)	$476	-105.3%
Loss for the period	$(7,270)	$(8,636)	$1,366	-15.8%
Total comprehensive loss for the period	$(7,455)	$(9,511)	$2,056	-21.6%

Research and Development

Research and development expenses decreased by $5.00 million, or 64.3%, to $2.77 million for the six months ended June 30, 2023, compared to $7.77 million, for the six months ended June 30, 2022. The decrease was primarily due to less depreciation incurred in relation to property, plant and equipment for the purpose of research and development.

Sales and Marketing

Sales and marketing expenses decreased by $1.08 million, or -54.5%, to $0.9 million for the six months ended June 30, 2023, compared to $1.98 million, for the six months ended June 30, 2022. The decrease was primarily due to no new material services being rendered and less marketing efforts in promoting our AI appliances due to the COVID-19 pandemic.

General and Administrative

General and administrative expenses increased by $4.35 million, or 131.9%, to $7.64 million for the six months ended June 30, 2023, compared to $3.3 million, for the six months ended June 30, 2022. The increase was primarily due to expenses related to compliance, reporting obligations, insurance, investor relations, additional professional expenses incurred to service providers for asset acquisition and a ramp up in personnel in the US and UK based administrative expenses.

Financial Income (Expense), Net

	Six months ended June 30
	2023	2022	Change	Change
	Dollars in Thousands		$	%
Financial income (expense), net	$24	$(452)	$476	-105.3%

Financial income (expense) increased by $0.47 million, or 105.3%, to net financial income $0.02 million for the six months ended June 30, 2023, compared to net financial expense $0.45 million, for the six months ended June 30, 2022. The increase was primarily due to more interest earned on cash and cash equivalents and financial assets at amortized cost.

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Income Tax Benefit (Expense)

	Six months ended June 30
	2023	2022	Change	Change
	Dollars in Thousands		$	%
Income tax expenses	$2	$356	$(354)	99.4%

Income tax expense decreased by $0.35 million, or 99.4%, to $0.002 million for the six months ended June 30, 2023, compared to $0.36 million of income tax expense, for the six months ended June 30, 2022. The decrease was primarily due to temporary tax difference for deferred assets or liabilities.

Net Loss:

Net loss was $7.27 million for the six months ended June 30, 2023, compared with $8.64 million for the six months ended June 30, 2022. The decrease of $1.37 million, or 15.8%, in net loss was caused primarily by a decrease of revenue and an increase in operating expenses related to compliance, reporting obligations, insurance, investor relations, additional professional expenses incurred to service providers for asset acquisition and a ramp up in personnel in the US and UK based administrative expenses.

Liquidity and Capital Resources

Our capital requirements have primarily been for capital expenditures related to the research and development, debt service, and operating expenses. Historically, we have generated negative cash flows from operations and have financed our operations through the borrowings under our credit facilities, equity contributions and payments received from our customers. We anticipate funding our future capital requirements and debt service payments with cash generated from our operations, funds received through the business combination and future borrowings. To the extent we choose to seek additional financing in the future (whether for development, acquisition opportunities as they arise or the refinancing of the financing facilities when due at more favorable terms), we expect to fund such activities through cash generated from operations and through securing further debt financing from banks and the capital markets.

Our cash and cash equivalents as of June 30, 2023 was $10.27 million. Restricted cash and time deposits with maturity over three months were $8.86 million. We had $7.24 million of availability for borrowings under our revolving loan facility. Our short-term bank borrowings as of June 30, 2023 was $12.19 million. In addition, as of June 30, 2023, our shareholders’ loans were $3.00 million and our long-term bank borrowings, including current portion, was $9.27 million.

Our management minimizes liquidity risk through credit facilities and ongoing future cash flow management and planning. Our treasury monitors rolling forecasts of our liquidity requirements to ensure it has sufficient cash to meet operational needs while maintain sufficient headroom on its undrawn committed borrowing facilities at all times so that the Company does not breach borrowing limits or covenants on any of its borrowing facilities. The forecasting takes into consideration the Company’s debt financing plans, covenant compliance and compliance with internal balance sheet ratio targets.

We believe that we will have sufficient cash flows, after taking into the amount of cash and cash equivalent, time deposits recognized under financial assets at amortized cost (restricted cash), current, unused credit lines from bank loans, shareholder loans and funds from the merger with Global, to meet our obligations on a timely basis for the next 12 months.

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The following table shows a summary of Gorilla’s cash flows for the periods presented (dollars in thousands):

	Six Months Ended 30 June
	2023	2022
Net cash used in operating activities	$(12,020)	$(3,724)
Net cash used in investing activities	$(5,728)	$(570)
Net cash generated from (used in) financing activities	$5,291	$(630)
Net decrease in cash and cash equivalents	$(12,728)*	$(4,395)*

*	The amounts included the effect of foreign exchange rate changes.

Working Capital

Six Months Ended June 30, 2023

As of June 30, 2023, we had a working capital of $9.51 million. This was due to the following:

●	Our cash and cash equivalents and our current portion of financial assets at amortized cost were $3.94 million more than short-term borrowings, and

●	Our accounts receivable of $12.51 million was $8.74 million more than the accounts and notes payable.

Six Months Ended June 30, 2022

As of June 30, 2022, we had a working capital of $11.85 million. This was due to the following:

●	Our cash and cash equivalents and our current portion of financial assets at amortized cost were $10.03 million lower than short-term borrowings, and

●	Our accounts receivable of $34.80 million was $25.58 million more than the accounts and notes payable.

Capital Expenditures

Gorilla books its capital expenditures of $3.48 million and $2.83 million for the six months ended June 30, 2023 and 2022, respectively on acquisition of property, plants and equipment as well as intangible assets. The acquired equipment and intangible assets are mainly for the purpose of research and development of new technology and services.

Operating Activities

Gorilla’s primary uses of cash from operating activities are for personnel-related expenses, sales and marketing expenses and overhead expenses. Gorilla has generated negative cash flows and has supplemented working capital through short-term and long-term bank borrowings during the first two quarters of 2023.

During the six months ended June 30, 2023 and 2022, net cash used in operating activities was approximately $12.02 million and $3.72 million, respectively. The primary factors affecting operating cash flows between these periods were from our accounts receivable collection efforts and timing of payments for the vendors.

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Investing Activities

Cash used in investing activities for the six months ended June 30, 2023 was $5.73 million. The primary factors affecting the investing cash flows were purchases of property, plant and equipment, acquisition of intangible assets, and the disposal financial assets at amortized cost. The significant portion of the intangible asset we acquired was due to the purchase agreement we entered with SeeQuestor Limited to acquire its intellectual property rights. As to the disposal of financial assets at amortized cost, it was the decrease in the time deposits as collateral to secure the provision of the performance guarantee and deposit letter of credit issued by the relevant banks as bid bond or performance bond.

Cash used in investing activities for the six months ended June 30, 2022 was $0.57 million. The primary factors affecting the investing cash flows were purchases of property, plant and equipment, and disposal of financial assets at amortized cost. The significant portion of the equipment we purchased was the equipment for research and development activities, which were for the purposes of developing products and services to meet our new customers’ needs. Disposal of financial assets at amortized cost is the decrease in the time deposits as collateral to secure the provision of the performance guarantee and deposit letter of credit issued by the relevant banks as bid bond or performance bond.

Financing Activities

Cash generated from (used in) financing activities for the six months ended June 30, 2023 and 2022 was $5.29 million, and $(0.63) million, respectively, primarily as a result of repayment or proceeds from short term and long term borrowings and proceeds from exercise of warrants for the purpose of supporting the working capital needs.

Credit Facilities

As of June 30, 2023, we had total unsecured and secured indebtedness of $24.46 million. At June 30, 2023, we were in compliance with the covenants under our credit agreements and indentures.

For additional information regarding our debt and refinancing activities, see Note 10 (Short-term borrowings), Note 12 (Long-term borrowings) and Note 30 (Capital management) to the accompanying unaudited condensed interim consolidated Financial Statements.

Quarterly Revenue Trends

Gorilla’s quarterly revenue is exposed to seasonality due to the fiscal year and procurement cycle of our customers. The timing of the execution of our contracts can fall in the later part of the year, as we typically execute many of our contracts in the fourth quarter due to the fiscal year ends and procurement cycles of our customers. In certain instances, we have experienced a decline in revenue in the six months ended June 30 followed by sequential increases in revenue throughout the year as a result of the timing of when contracts are executed and the period of performance begins. Because we recognize the majority of our revenue ratably over the contractual term with respect to the multi-year contracts, a substantial portion of revenue recognized each period is from agreements that we entered into during previous periods. As such, increases or decreases in such multi-year contracts with new or existing customers may not immediately be reflected as revenue for that period.

Disclosures about Market Risk

Gorilla is exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Gorilla’s market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates. For market risk, see Note 31 (Financial instruments) to the accompanying unaudited condensed interim consolidated Financial Statements.

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Critical Accounting Estimates

Our condensed interim consolidated financial statements for the six months ended June 30, 2023 and 2022 have been prepared in accordance with IFRS as issued by the IASB. The preparation of these condensed interim consolidated financial statements requires management to make critical judgements in applying the Company’s accounting policies and make critical assumptions and estimates concerning future events. Assumptions and estimates may differ from the actual results and are continually evaluated and adjusted based on historical experience and other factors. Such assumptions and estimates have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year. For more information on critical accounting estimates, refer to Note 4 to our unaudited condensed interim consolidated financial statements included elsewhere in Exhibit 99.2 of our Report of Foreign Private Issuer on Form 6-K filed on August 17, 2023.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, refer to Note 3 to our unaudited condensed interim consolidated financial statements included elsewhere in Exhibit 99.2 of our Report of Foreign Private Issuer on Form 6-K filed on August 17, 2023.

EBIT, EBITDA and adjusted EBITDA

Although EBIT, EBITDA and adjusted EBITDA are not measures of performance that are recognized under IFRS, the management of Gorilla believes that the non-IFRS information, when taken collectively, may be helpful to investors because they provide consistency and comparability with past financial performance and may assist in comparisons with other companies to the extent that such other companies may use similar non-IFRS measures to supplement their IFRS results. The management of Gorilla has presented adjusted EBITDA because it provides investors with greater comparability of Gorilla’s operating performance without the effects of unusual, non-repeating or non-cash adjustments. EBIT, EBITDA and adjusted EBITDA do not purport to represent operating income (loss), net income (loss) or cash flow from operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with IFRS. In addition, because EBIT, EBITDA or adjusted EBITDA are not calculated identically by all companies, the presentation of these non-IFRS financial measures may not be comparable to other similarly titled measures of other companies.

The following table shows our EBIT, EBITDA and adjusted EBITDA, together reconciled to the loss for the six months ended June 30, 2023 and 2022 (net of operating expenses and non-operating income and expenses and excluding other comprehensive income).

	Six Months Ended June 30
	2023	2022
	(dollars in thousands)
Loss for the period	$(7,270)	$(8,636)
Income tax expense	2	356
Financial (income) expense, net	(24)	452
EBIT	$(7,292)	(7,828)
Depreciation expense	322	3,420
Amortization expense	407	1,030
EBITDA	$(6,563)	$(3,378)
Transaction costs(1)	3,098	2,152
Adjusted EBITDA	$(3,465)	$(1,226)

(1)	Transaction costs are one-off expenses for one-time employee expenses, professional services related to asset acquisition, professional services for one-time projects which are considered as one-off corporate development events and added back for calculation of adjusted EBITDA.

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Exhibit 99.4

On June 26, 2023, Gorilla entered into a Firm-Fixed Price Contract for Supply & Installation of Equipment (the “Egypt Contract”) with the Government of the Arab Republic of Egypt (“GoE”). The Egypt Contract, which is denominated in Egyptian pounds (“EGP”), entitles Gorilla to receive approximately EGP 8.4 billion (the “Contract Price”) (or $273 million, based on the exchange rate as of August 15, 2023) over a four-year term for delivery of certain goods and services to the GoE. Gorilla would receive an advance payment of EGP 600 million (or $19 million, assuming such exchange rate) at signing, and the payment plan provides that Gorilla would receive approximately EGP 1.0 billion in 2023, EGP 3.0 billion in 2024, EGP 3.1 billion in 2025, and EGP 740 million in 2026 (or $32 million, $98 million, $99 million and $24 million, respectively, assuming such exchange rate).

Pursuant to the Egypt Contract, Gorilla shall provide certain enumerated goods and services (collectively, the “Products”) to the GoE. The Products are subject to inspection by the GoE at Gorilla’s expense in accordance with procedures outlined in the Egypt Contract. Many of the Products consist of hardware and software developed by approved third-party vendors procured by Gorilla (which Gorilla is obligated to deliver), while other Products rely on Gorilla’s proprietary technologies. Gorilla is generally responsible for integrating and installing all technologies into an operational system. Goods delivered under the Egypt Contract are subject to a warranty that expires 12 months after delivery by default, with certain Products subject to separate warranties.

Gorilla’s performances under the Egypt Contract will be secured by two letters of guarantee pursuant to which Gorilla shall induce bank(s) chartered in Egypt to guarantee an amount initially equal to 12% of the total value of the Contract Price. One such letter (the “LGAP”) has been issued by a bank. The LGAP guarantees the amount due and payable to Gorilla at signing of the Egypt Contract (EGP 600 million, or 7% of the Contract Price). To issue the LGAP, the bank required that Gorilla reserve the EGP 600 million payment from the GoE in a collateralized account while the LGAP remains outstanding. The amount subject to the LGAP may be reduced by an amount equal to 7% of the contract value of the Products provided to the GoE prior to such reduction (after offsetting for any prior reductions by Gorilla); and increased by an amount equal to 7% of any payment (excluding the payment due at signing) by the GoE under the Egypt Contract. Under the terms of the LGAP, such letter will be delivered to the issuing bank on the earlier of the date of delivery of Products having a value of 7% of the Contract Price or December 30, 2023. A second letter of guarantee (the “LGP”), with respect to 5% of the Contract Price is currently pending and the delivery of the LGP within 21 days of signing of the Egypt Contract is a technical condition to effectiveness of the Egypt Contract. The amount subject to the LGP is subject to increase in the event of certain delays in performance by Gorilla. Under the terms of the LGP, such letter will be delivered to the issuing bank upon the satisfaction and discharge of the Egypt Contract, including satisfaction of a 12-month warranty for goods delivered.

The GoE may terminate the Egypt Contract with written notice upon breach by Gorilla (which would generally include any delay in the delivery of Products longer than two months, or the failure to deliver replacements for Product(s) that were rejected upon inspection), subject to a 30-day cure period. In the event of such termination, Gorilla would be required to reimburse the GoE for excess costs incurred by the GoE in connection with obtaining substitute products. The GoE is responsible for payment of all Products delivered and accepted prior to termination. Any dispute under the Egypt Contract is subject to arbitration, with one arbitrator to be selected by Gorilla, one by the GoE, and another to be selected jointly. The Egypt Contract is governed by Egyptian law.

Exhibit 99.5

Risk Factors

Gorilla anticipates that a material portion of Gorilla’s future revenues will be from the Government of the Arab Republic of Egypt (“GoE”), and, therefore, the loss of this customer could materially and adversely affect its business, results of operations and financial condition.

The Firm-Fixed Price Contract for Supply & Installation of Equipment with the GoE (the “Egypt Contract”), denominated in Egyptian pounds (“EGP”), includes revenues of approximately EGP 8.4 billion (the “Contract Price”) (or $273 million, based on the exchange rate as of August 15, 2023, excluding any transaction costs and fees associated with the conversion of EGP into U.S. dollars) to be paid in installments through 2026. The Egypt Contract is anticipated to account for a material portion of Gorilla’s future revenues. Gorilla’s ability to retain the GoE as a customer is dependent on factors, including, but not limited to the following:

●	Gorilla satisfying the conditions which banks chartered and doing business in Egypt impose on Gorilla for issuance of the letters of guarantee securing Gorilla’s performance required under the Egypt Contract;

●	Gorilla obtaining any financing needed to fulfill its obligations under the Egypt Contract;

●	Gorilla timely delivering the goods and services required by the Egypt Contract; and

●	Gorilla’s products passing any inspection(s) required by the Egypt Contract.

Failure to achieve or meet any of these factors may cause Gorilla to not be able to retain the GoE as a customer or otherwise limit Gorilla’s ability to realize the full benefits of the Egypt Contract. The loss of the GoE as a customer could result in a significant reduction of Gorilla’s anticipated revenues, which could materially and adversely affect Gorilla’s business, results of operations and financial condition.

Exchange controls, restrictions on the movement of capital out of Egypt, or other restrictions otherwise affecting our ability to convert EGP into currencies needed to fund our operations may have a material adverse effect on our results of operations, liquidity and financial condition.

Under the Egypt Contract, Gorilla expects to receive payments from the GoE in EGP. As a result, Gorilla anticipates that a material component of its capital inflows will be denominated in EGP in the immediate future. However, Gorilla does not anticipate that a material portion of its operational expenses will be denominated in EGP over such time frame. Consequently, Gorilla anticipates that most EGP that Gorilla receives as a result of the Egypt Contract will need to be exchanged for other currencies in order to fund the Company’s operations. The Central Bank of Egypt has quotas which limit the ability of Egyptian financial institutions to convert EGP to U.S. dollars. Companies that import “essential” goods are given priority for exchanges of EGP to foreign currencies by onshore institutions. The products provided by Gorilla (and its subcontractors) under the Egypt Contract currently qualify as “essential” goods. Thus, Gorilla anticipates that it will be a beneficiary of regulations that prioritize vendors like Gorilla for the purposes of effectuating currency exchanges at Egyptian financial institutions. However, even with this regulatory privilege, Gorilla anticipates that it may take months to convert EGP it receives under the Egypt Contract into U.S. dollars. Such delays could create challenges in managing Gorilla’s working capital needs, particularly if Gorilla is not able to accurately predict the timing of its receipt of U.S. dollars. Given the limited demand for EGP on overseas markets, Gorilla believes that the most viable mechanism to convert EGP into U.S. dollars is through financial institutions in Egypt, notwithstanding the fact that such processes may be time consuming and difficult to predict. In addition, regardless of whether Gorilla is able to quickly and efficiently convert EGP into U.S. dollars to satisfy this project’s working capital needs, if EGP depreciates relative to other currencies during the term of the Egypt Contract, such depreciation could have a material adverse effect on Gorilla’s results of operations, liquidity, and financial condition. If Gorilla is unable to convert EGP to other currencies when and as needed, Gorilla will be exposed to currency exchange risk relating to such retained funds denominated in EGP, which may adversely impact Gorilla’s profitability and subject Gorilla to significant foreign exchange risk, which could have a material adverse effect on Gorilla’s results of operations, liquidity and financial condition.

The Government of Egypt’s obligations under the Egypt Contract are contingent on Gorilla obtaining letters of guarantee from banks pursuant to which such banks shall partially guarantee to cover shortfalls on the part of Gorilla to fulfill its obligations under the Egypt Contract, and any failure to obtain such letters of guarantee could materially and adversely affect Gorilla’s business, results of operations, and financial condition.

The GoE’s obligations under the Egypt Contract are contingent on two letters of guarantee being issued by bank(s) chartered and doing business in Egypt. The letters of guarantee shall collectively guarantee any shortfall by Gorilla to perform under the contract in an amount equal to 12% of the aggregate value of the contract. Amounts subject to a 7% letter of guarantee (the “LGAP”) shall increase in the event of payments by the GoE (not including the EGP 600 million advance payment) or decrease in the event Gorilla provides goods and services required under the Egypt Contract, in each case, by 7% of the value of the payment made by the GoE or the services provided by Gorilla. The amounts subject to the other such letter of guarantee (the “LGP”) may increase in the event of certain delays in performance by Gorilla. The LGAP may be canceled upon the earlier of delivery of products with a value equal to 7% of the Contract Price and December 30, 2023. The LGP will be cancelled upon completion of the Egypt Contract.

Gorilla is required to provide partial or full collateral in the form of cash and/or letter of credit in order for the bank(s) to issue the letters of guarantees under the Egypt Contract. This can result in payments received (including the EGP 600 million advance payment) being temporarily collateralized for the letters of guarantee until expiration or cancelation by the issuing bank(s). Gorilla may incur such costs in connection with the letter of guarantee which guarantees 5% of the Contract Price, the issuance of which is pending (such issuance being required within 21 days of signing of the Egypt Contract as a technical condition to effectiveness of the Egypt Contract). This could temporarily impact Gorilla’s free cash for use in operations and prolong its working capital cycle and liquidity (notwithstanding the GoE’s payments to Gorilla in 2023).

Geographic areas in which Gorilla operates and plans to operate in the future have been and may continue to be subject to political and economic instability.

We have historically conducted much of our business in Taiwan and have only recently expanded our platform into Egypt. Our growth strategy is premised on the rapid expansion of our platform into emerging markets. Several of the countries in which we operate or plan to operate our business have previously, and in the future may be, subject to instances of political instability, civil unrest, hostilities, terrorist activities and economic volatility. Any such events may lead to, among other things, inability to fulfill our obligations under the Egypt Contract or other regions in which Gorilla may operate or expand. Civil unrest may inhibit our ability to realize the full benefits of the Egypt Contract. Political strife constitutes a force majeure under the Egypt Contract and may in certain conditions partially relieve the GoE or us of our obligations under the Egypt Contract. Any such developments and any other forms of political or economic instability in our markets may harm our business, financial condition and operating results.

We are subject to privacy laws and regulations in Egypt, and compliance with these laws and regulations could impose significant compliance burdens.

We are subject to privacy laws and regulations in Egypt, including but not limited to the law entitled Protection of Personal Data (“Egyptian Data Protection Law”) issued under Resolution No. 151, enacted in July 2020. Application of this new law is pending the promulgation of certain executive regulations for implementation of the data privacy obligation on entities and is also impending establishment of the Data Privacy Authority provided for under such law. Should these executive regulations and the Data Protection Centre (as contemplated in the Egypt Data Protection Law) be enacted in the near future, it may increase our burden of compliance under the Egypt Contract.

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Our sales to public sector customer are subject to a number of additional challenges and risks.

We derive much of our revenues from contracts with foreign governments, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. For our sales to these public sector customers, we must comply with laws and regulations relating to the formation, administration and performance of contracts, which affect how our partners and how we do business with governmental agencies. These laws and regulations provide public sector customers rights, many of which are not typically found in commercial contracts. Such rights may include price protection, the accuracy of information provided to the government, compliance with procurement integrity and government ethics, compliance with specified product certifications, product restrictions, pre-conditions for access to controlled or classified information, compliance with supply chain requirements, labor regulations, and other terms that are particular to public sector customers. The Egypt Contract is governed by Egyptian law and requires our employees to comply with Egyptian laws and regulations relating to non-Egyptian citizens working in Egypt. These laws and regulations may impose added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to bid protests, contract cure actions, contract actions grounded in fraud, claims for damages or other relief, penalties, termination of contracts, loss of exclusive rights in our intellectual property, substantial audit or re-procurement costs and temporary suspension or permanent debarment from government contracting. Any such damages, penalties, disruptions or limitations in our ability to do business with the public sector could have a material adverse effect on our business operations and financial results.

Factors that could impede our ability to maintain or increase the amount of revenues derived from government contracts, include:

●	changes in fiscal or contracting policies;

●	decreases in available government funding;

●	ability to adapt to public sector budgetary cycles and funding authorizations, with funding reductions or delays having an adverse impact on public sector demand for our products;

●	changes in government procurement programs or applicable requirements;

●	changes in government sanctions programs and related policies;

●	changes in government regulations around the world related to, among other things, national defense, cybersecurity, supply chain security, and critical infrastructure designations;

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●	noncompliance with laws, contract provisions or government procurement or other applicable regulations, or the perception that any such noncompliance has occurred or is likely;

●	changes in the political environment and budgeting, including before or after a change of leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

●	ability to obtain or maintain the organizational and personnel clearances required to perform on classified contracts for government customers, or to obtain or maintain security clearances for our employees;

●	changes to government certification requirements or approved product lists;

●	ability to maintain products on key government acquisition contracts;

●	an extended government shutdown or other potential delays or changes in the government appropriations or other funding authorization processes including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics;

●	changes in the duration of, and product expansion and offerings in, our contracts and subcontracts with government and prime contractor customers;

●	delays in the payment of our invoices by government or prime contractor payment offices; and

●	bid protests by competitors.

The occurrence of any of the foregoing could cause governments and governmental agencies to delay or refrain from purchasing our products in the future or otherwise have an adverse effect on our business operations and financial results. To the extent that we become more reliant on contracts with government entities, including foreign government entities, in the future, our exposure to such risks and challenges could increase, which in turn could adversely impact our business.

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